Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND BETWEEN
HARTREE CARDINAL GAS, LLC,
AS BUYER,
AND
CARDINAL GAS STORAGE PARTNERS LLC,
AS SELLER
JUNE 7, 2019

Section 12.17	No Inducements	68
Section 12.18	No Partnership	68
Section 12.19	Conflict Waiver; Attorney-Client Privilege	68
Section 12.20	Non-Recourse	69

EXHIBITS
Exhibit A	Defined Terms
Exhibit B	Calculation of Adjustment Amount
Exhibit C	Martin Assignment and Assumption Agreement
Exhibit D	Membership Interest Assignment Agreement
Exhibit E	Transition Services Agreement
Exhibit F	Amended Affiliate Contract Terms

SCHEDULES
Schedule 1.1(a)	Knowledge
Schedule 1.1(b)	Permitted Liens
Schedule 1.1(c)	2019 Budget
Schedule 3.2(b)	Capitalization Matters
Schedule 3.3	Indebtedness
Schedule 3.4(a)	Company Required Governmental Authorizations
Schedule 3.4(b)	No Conflict - Acquired Companies
Schedule 3.5	Legal Proceedings - Acquired Companies
Schedule 3.6(a)	Financial Statements
Schedule 3.6(b)	GAAP Compliance
Schedule 3.7	Undisclosed Material Liabilities
Schedule 3.8	Absence of Certain Changes
Schedule 3.9(a)	Owned Real Property
Schedule 3.9(b)	Leased Real Property
Schedule 3.9(c)	Easements
Schedule 3.9(d)	Title
Schedule 3.9(e)	Rights of First Refusal
Schedule 3.11	Sufficiency of Company Assets
Schedule 3.12	Governmental Authorizations; Compliance with Law
Schedule 3.13	Taxes
Schedule 3.14	Environmental Matters
Schedule 3.14(e)	Unbudgeted Capital Expenditures
Schedule 3.15(a)	Material Contracts
Schedule 3.15(b)	Material Contract Defaults
Schedule 3.16(a)	Other MRMC Employees
Schedule 3.17(a)	Benefit Plans
Schedule 3.17(h)	Section 280G Matters
Schedule 3.18	Related Party Transactions
Schedule 3.21	Insurance Policies
Schedule 3.22	Intellectual Property
Schedule 3.23	Bank Accounts and Powers of Attorney
Schedule 3.24	Regulatory Status
Schedule 3.25	Base Gas and Working Gas
Schedule 4.3(a)	Seller Required Governmental Authorizations
Schedule 4.3(b)	No Conflict - Seller
Schedule 5.3(a)	Buyer Required Governmental Authorizations
Schedule 5.3(b)	No Conflict - Buyer
Schedule 5.4(b)	Legal Proceedings - Buyer
Schedule 6.1	Conduct of the Acquired Companies
Schedule 6.19(a)	Company Guarantees
Schedule 6.22	Assigned Contracts and Assets
Schedule 6.26	Surviving Affiliate Contracts
Schedule 7.1(f)	Administrative Agent Consent

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of June 7, 2019 (the “Execution Date”), is entered into by and among Hartree Cardinal Gas, LLC, a Delaware limited liability company (the “Buyer”), Cardinal Gas Storage Partners LLC, a Delaware limited liability company (the “Seller”), solely for purposes of Section 6.7(a) herein, Hartree Bulk Storage, LLC, a Delaware limited liability company (the “Buyer Parent”), and solely for purposes of Section 6.7(b) herein, Martin Midstream Partners L.P., a Delaware limited partnership (the “Seller Parent”). The Buyer and the Seller are collectively referred to herein as the “Parties” and each individually as a “Party.”
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding limited liability company interests in each of the Acquired Companies;
WHEREAS, subject to the terms and conditions of this Agreement and the other Transaction Documents, the Parties desire that, at the Closing, the Seller will sell to the Buyer, and the Buyer will purchase from the Seller, all of the issued and outstanding limited liability company interests in each Acquired Company (collectively, the “Membership Interests”), upon the terms and conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, those funds affiliated with Oaktree Capital Management, L.P. that have an indirect interest in the Buyer Parent have delivered to the Seller an Equity Commitment Letter confirming that they will make a capital contribution to the Buyer Parent in the amount set forth therein, subject to the terms and conditions set forth therein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. Any term used but not defined in this Agreement shall have the meaning given to such term in Exhibit A, which Exhibit A is hereby incorporated herein by reference. Rules of Construction.

(a)All article, section, subsection, schedules and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)Unless the context of this Agreement clearly requires otherwise, (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb), (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa, (iii) the words “includes” or “including” shall mean “including without limitation,” (iv) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, (v) any reference to a Law shall include any rules and regulations promulgated thereunder, (vi) the word “or” is not exclusive,

(vii) currency amounts referenced herein are in U.S. Dollars, and (viii) terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)All accounting terms used herein and not expressly defined herein or in the Schedules shall have the meanings given to them under GAAP.

(e)Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(f)Unless otherwise indicated, with respect to the Seller or an Acquired Company, the terms “ordinary course of business” or “ordinary course” shall be deemed to refer to the ordinary conduct of business in a manner consistent with the past practices and customs of the Seller or the applicable Acquired Company.

(g)The phrase “made available” means that (i) any of the Buyer, its Affiliates or its Representatives has had the reasonable opportunity (regardless of whether exercised) prior to the Execution Date to review such documents or materials at the offices of the Acquired Companies or any of their respective Representatives or (ii) such documents were available in the electronic data room established by the Acquired Companies or their respective Representatives in connection with the transactions contemplated hereby or any other physical or electronic means provided by the Acquired Companies, at least by 1:00 p.m., Houston, Texas time on the Execution Date.

ARTICLE 2
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller will sell, assign, transfer, convey and deliver to the Buyer, and the Buyer will purchase, assume and accept from the Seller, all of the Membership Interests free and clear of all Liens other than those under applicable state or federal securities Laws or the Organizational Documents of the Acquired Companies, in exchange for the consideration provided in Section 2.2 below.
Section 2.2    Purchase Price. Subject to the other terms and conditions of this Agreement, as full consideration for the sale, assignment, transfer and conveyance of the Membership Interests, the aggregate consideration (the “Purchase Price”) to be paid by the Buyer to the Seller is $215,000,000, subject to adjustment in accordance with Section 2.3 of this Agreement. At the Closing, the Purchase Price shall be paid in the following manner:

(a)the Lien Release Amount shall be paid by the Buyer on behalf of the Seller, by wire transfer of immediately available funds, in such amounts and to such accounts as set forth in the Lien Release Letter;

(b)the Company Transaction Expense Amount included in the calculation of the Estimated Adjustment Amount shall be paid by Buyer on behalf of the Acquired Companies, as applicable, to all Persons to whom any portion of the Company Transaction Expense Amount is owed, by wire transfer of immediately available funds, in such amounts owing to each such Person and to the account(s) designated in writing at least three (3) Business Days before Closing by each such Person; and

(c)an aggregate amount equal to the sum of (i) the Purchase Price, plus (ii) the Estimated Adjustment Amount, and plus (iii) the Vehicle Buyout Amount (such resulting sum, the “Closing Amount”) shall be paid by the Buyer to the Seller by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer at least three (3) Business Days prior to the Closing Date.

Section 2.3    Estimated Adjustment Amount and Post-Closing Final Adjustment Amount.

(a)Not later than five (5) Business Days prior to the Closing Date, the Seller will prepare and deliver to the Buyer a preliminary settlement statement in substantially the form attached hereto as Exhibit B (the “Preliminary Settlement Statement”), which shall include a calculation and good faith estimate of the Adjustment Amount prepared in accordance with the principles set forth on Exhibit B (such estimated amount, the “Estimated Adjustment Amount”). During the period following the delivery of the Preliminary Settlement Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Preliminary Settlement Statement, and if within three (3) Business Days of Buyer’s receipt of the Preliminary Settlement Statement, Buyer disputes any item proposed to be set forth in the Preliminary Settlement Statement, Buyer and Seller will cooperate in good faith with the objective that Buyer and Seller shall mutually agree upon the Preliminary Settlement Statement; provided, however, that if Seller and Buyer are not able to reach a mutual agreement prior to the Closing Date, the Preliminary Settlement Statement provided by Seller to Buyer shall be binding for purposes of this Section 2.3(a), and will be used for purposes of calculating the Purchase Price to be delivered at Closing, including the Closing Amount and shall be subject to further adjustment pursuant to the provisions of Section 2.3(b).

(b)Not later than sixty (60) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a settlement statement in substantially the form attached hereto as Exhibit B (the “Post-Closing Statement”) setting forth the calculation of the final Adjustment Amount (the “Final Adjustment Amount”).  The Post-Closing Statement shall be prepared in accordance with the principles set forth on Exhibit B. The Buyer will provide to the Seller such additional data and information as the Seller may reasonably request to verify the amounts reflected on the Post-Closing Statement.  Not later than thirty (30) days following receipt of the Post-Closing Statement hereunder, the Seller may deliver to the Buyer a written notice (an “Adjustment Notice”) containing any changes the Seller proposes to be made in the Post-Closing Statement, together with reasonable supporting explanation for such changes.  If the Seller does not deliver to the Buyer an Adjustment Notice within such 30-day period, then the Seller will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement, and the Final Adjustment Amount set forth therein will be considered final, conclusive and binding on the Parties.  If the Seller timely delivers to the Buyer an Adjustment Notice, all items in the Post-Closing Statement, other than such matters that are specifically disputed therein, shall be deemed to be accepted and agreed to by the Buyer and the Seller.  The Parties will negotiate in good faith to agree on the Final Adjustment Amount no later than thirty (30) days after delivery of any Adjustment Notice in accordance with the foregoing (such 30-day period, the “Resolution Period”).

(c)If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.3(b) and the Final Adjustment Amount is mutually agreed upon in writing by the Parties during such Resolution Period, then the Final Adjustment Amount as so agreed will be considered final, conclusive and binding on the Parties.

(d)If an Adjustment Notice is timely delivered to the Buyer in accordance with Section 2.3(b) and the Final Adjustment Amount is not mutually agreed upon by the Parties during such Resolution Period, then Deloitte Touche Tohmatsu Limited (the “Accountant”) will be engaged by the Parties to resolve any remaining disagreements with respect to the Final Adjustment Amount.  If such accounting firm does not agree to serve as the Accountant within ten (10) days after written request from the Parties to serve, then the Parties will mutually select and engage an alternative independent nationally recognized accounting firm, or if the Parties are unable to agree upon such firm or such firm declines to serve as the Accountant, then any Party may request that the American Arbitration Association select the Accountant, and the Parties will engage such Accountant.  In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association may reasonably require as a condition to such engagement.  Each Party will use reasonable efforts to cause the Accountant to render its decision as soon as practicable after such engagement, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The Parties will instruct the Accountant to make a determination of whether the Post-Closing Statement requires adjustment (i) in writing, (ii) as promptly as practicable after the dispute has been referred to the Accountant (but in no event later than thirty (30) days thereafter) and (iii) in accordance with this Agreement. The Parties agree to instruct the Accountant to consider only those items and amounts with respect to the calculation of the Final Adjustment Amount which the Parties are unable to resolve following expiration of the Resolution Period. In resolving any such disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by a Party or less than the smallest value for such item claimed by a Party. The Accountant may not award damages or penalties. The fees, costs and expenses of the Accountant shall be borne 50% by the Buyer, on the one hand, and 50% by the Seller, on the other. No Party will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offer made by any Party. The Accountant’s determination of the disputed items will be final, conclusive and binding upon each of the Parties absent manifest error. The date on which the Final Adjustment Amount is finally determined in accordance with Section 2.3(b), Section 2.3(c) or this Section 2.3(d), as applicable, is referred to as the “Determination Date.”

(e)If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then the Buyer will pay to the Seller an amount equal to the difference in Dollars between the Final Adjustment Amount and the Estimated Adjustment Amount.

(f)If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then the Seller will pay to the Buyer an amount equal to the difference in Dollars between the Estimated Adjustment Amount and the Final Adjustment Amount.

(g)All payments made, or to be made, under this Agreement by a Party to the other Party will be made by electronic transfer of immediately available funds to such bank and account as may be specified by the receiving Party in writing to the paying Party. Any payments made pursuant to this Section 2.3 shall be paid within five (5) Business Days of the Determination Date in accordance with Sections 2.3(e) and (f).

Section 2.4    Tax Classification; Purchase Price Allocation.

(a)For U.S. federal income Tax purposes, with the Acquired Companies treated as “disregarded entities”, the Parties acknowledge and agree that the transactions contemplated by this

Agreement shall be treated as a deemed sale of all of the assets of the Acquired Companies. The Parties shall not take any position on any Tax Return, during the course of any Tax Proceeding, or otherwise that is inconsistent with this Section 2.4(a).

(b)No later than ninety (90) days following the final resolution of the Final Adjustment Amount pursuant to Section 2.3, the Seller shall prepare and deliver a statement providing for the allocation of the Purchase Price plus any other items constituting consideration for applicable income Tax purposes pursuant to the provisions of Section 1060 of the Code among (i) the Acquired Companies and (ii) based on the amount allocated to each Acquired Company, among the assets of such Acquired Company (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall have thirty (30) days after Seller’s delivery of the Allocation Schedule to review the Allocation Schedule and shall notify the Seller in writing of any disputes with the Allocation Schedule. If the Buyer does not provide written notice to the Seller of any dispute within such thirty (30) day period, the Buyer shall be deemed to have agreed to the Allocation Schedule as prepared by the Seller. If the Buyer provides notice of any dispute within such thirty (30) day period, the Parties shall negotiate in good faith to resolve any such dispute for a period of fifteen (15) days after the delivery of Buyer’s notice of dispute. If the Buyer and the Seller agree on a final Allocation Schedule, the Buyer and the Seller shall each file or cause to be filed IRS Form 8594 for its taxable year that includes the Closing Date in a manner consistent with the allocation set forth on the Allocation Schedule as so finalized, and (except as set forth below relating to a revised Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax Proceeding inconsistent with the allocation provided in the agreed Allocation Schedule, unless otherwise required by applicable Law. In the event that any adjustment is required to be made to the Allocation Schedule as a result of any adjustment to the Purchase Price pursuant to this Agreement, the Buyer shall prepare or cause to be prepared, and shall provide to the Seller, a revised Allocation Schedule reflecting such adjustment. Such Allocation Schedule shall be subject to review and resolution of timely raised disputes in the same manner as the initial Allocation Schedule. If the Buyer and the Seller agree on a revised Allocation Schedule, each of Buyer and the Seller shall file or cause to be filed a revised IRS Form 8594 reflecting such adjustments as so finalized for its taxable year that includes the event or events giving rise to such adjustment, and (except as required by future revised Allocation Schedule) shall not take any position on any Tax Return or in the course of any Tax Proceeding inconsistent with the allocation provided in the revised Allocation Schedule, unless otherwise required by applicable Law. Notwithstanding the foregoing, nothing in this Agreement will prevent a Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the allocation, and no Party will be required to litigate before any Governmental Authority any proposed deficiency or adjustment by any Taxing Authority challenging the allocation, as applicable. The Parties shall promptly advise each other regarding the existence of any Tax Proceeding related to the Allocation Schedule. If the Parties are unable to agree on an Allocation Schedule as contemplated above, then each Party may file any related Tax Returns or Tax forms required by any Taxing Authority in a manner consistent with such Party’s proposed allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED COMPANIES

The Seller represents and warrants to the Buyer as of the Execution Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as set forth below:

Section 3.1. Due Organization; Qualification.

(a)Each of the Acquired Companies is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Seller has made available to Buyer true and complete copies of the Organizational Documents of each Acquired Company.

(b)Each of the Acquired Companies has the necessary limited liability company power and authority to carry on the Company Business as now being conducted by such Acquired Company and is qualified or licensed to do business in each jurisdiction where the ownership or operation of the Company Assets or the conduct of the Company Business as now being owned, operated or conducted requires such qualification or licensing, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2. Capitalization; Subsidiaries.

(a)The Seller owns 100% of the issued and outstanding limited liability company interests of each of the Acquired Companies. The Membership Interests constitute all of the limited liability company interests in each of the Acquired Companies. All of such limited liability company interests have been duly authorized, validly issued and are fully paid and non-assessable. The Membership Interests were issued in compliance with applicable Law and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right or other similar right or of the Organizational Documents of the Acquired Companies, as applicable.

(b)Except (i) for the purchase by the Buyer of the Membership Interests as provided in this Agreement, or (ii) as set forth on Schedule 3.2(b), there are no outstanding (A) equity interests of any Acquired Company, including any preferred or convertible equity interests or any interests convertible into or exchangeable for equity interests in any Acquired Company; (B) options, warrants, purchase rights, redemption or repurchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal, or other Contracts that may require any Acquired Company to issue, sell, or otherwise cause to become outstanding or to acquire, repurchase, or redeem, any securities of any Acquired Company (including any securities convertible into or exchangeable or exercisable for any equity interest of any Acquired Company), or any rights, securities or Contracts obligating any Acquired Company to grant, extend or enter into any of the options, warrants, rights or other Contracts listed in this subsection 3.2(b)(ii)(B); or (C) stock appreciation, phantom stock, unit appreciation rights, profit participation, or similar rights with respect to any Acquired Company.

(c)None of the Acquired Companies owns nor have they ever owned, directly or indirectly, any capital stock, equity interests or other securities of any Person.

Section 3.3. Indebtedness. Except as set forth on Schedule 3.3, none of the Acquired Companies have any outstanding Indebtedness.

Section 3.4. No Conflict.

(a)Except for those set forth on Schedule 3.4(a) (collectively, the “Company Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of any Acquired Company in connection with the execution and delivery of this Agreement by the Seller and, as of the Closing, the other Transaction Documents by the Seller or any such Acquired Company or the consummation of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a material and adverse effect on the Acquired Companies, taken as a whole and (ii) those that may be required because of the Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents.

(b)Except as set forth on Schedule 3.4(b), and assuming receipt of the Company Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery of this Agreement by the Seller and, as of the Closing, the other Transaction Documents by the Seller or any Acquired Company, and the consummation of the transactions contemplated hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of the Acquired Companies, (ii) any breach or violation of or default under, or the acceleration, cancellation, termination or modification of, or the creation in any Person of any right of acceleration, termination, cancellation or modification of, or obligation to obtain a consent under, any Material Contract or Real Property Lease, (iii) a violation of or default under any Law or Governmental Authorization to which any Acquired Company is subject, or (iv) the creation or imposition of any Lien (other than a Permitted Lien) on the Company Assets, except, in the case of each of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5. Legal Proceedings. Except as set forth on Schedule 3.5, (a) there is no Legal Proceeding pending or, to the Knowledge of the Seller, threatened against the Seller or any Acquired Company which (i) involves or affects any Acquired Company or the Company Assets or (ii) challenges or seeks the rescission of this Agreement or seeks to prevent, enjoin, alter, or materially delay the consummation of the transactions contemplated herein, and (b) there are no outstanding material Orders imposed upon any Acquired Company or any of the Company Assets which have not been satisfied as of the Execution Date. None of the Legal Proceedings or Orders set forth on Schedule 3.5, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6. Financial Matters.

(a)Set forth on Schedule 3.6(a) are the following financial statements (collectively, the “Financial Statements”):

(i)The consolidating unaudited balance sheet of the Acquired Companies, in each case as of (A) December 31, 2018 and (B) March 31, 2019 (the “Reference Balance Sheet Date”); and

(ii)The consolidating unaudited income statement of the Acquired Companies for each of (A) the twelve-month period ended December 31, 2018 and (B) the three-month period ended on the Reference Balance Sheet Date (the Financial Statements described in clauses (i)(B) and (ii)(B), collectively, the “Interim Financial Statements”).

(b)Except as disclosed in Schedule 3.6(b), the Financial Statements (i) have been derived from the books and records of the Acquired Companies and prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) fairly present in all material respects the financial condition and results of operations of the Acquired Companies at the respective dates and for the respective periods described above, subject, however, to normal year-end adjustments and accruals and the absence of notes and other textual disclosures required by GAAP. Except as disclosed in Schedule 3.6(b), all accounts receivable reflected in the Financial Statements represent bona fide obligations arising from sales actually made or services actually performed in the ordinary course of business.

Section 3.7. No Undisclosed Material Liabilities. Since the Reference Balance Sheet Date, the Acquired Companies have not incurred any material obligation or material liability of any type (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet of the Acquired Companies prepared in accordance with GAAP, subject to the exceptions set forth on Schedule 3.6(b), applied on a basis consistent with the balance sheet as of the Reference Balance Sheet Date included in the Interim Financial Statements, other than any such liabilities or obligations (a) incurred in the ordinary course of business, or (b) as described on Schedule 3.7.

Section 3.8. Absence of Certain Changes. Except as set forth on Schedule 3.8 or as contemplated by this Agreement and the Transaction Documents, during the period from the Reference Balance Sheet Date to the Execution Date, (x) the Acquired Companies have conducted the Company Business in the ordinary course in substantially the same manner in which it has been previously conducted and (y) without limiting the generality of the foregoing, no Acquired Company has:

(a)amended its Organizational Documents;

(b)by repurchase, redemption or otherwise, acquired any equity interests from its equity holders or former equity holders;

(c)issued, granted or sold any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(d)mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) or sold, transferred or disposed of any of the material assets or properties of such Acquired Company (including any right under any lease or Contract or any proprietary right or other intangible asset), except in the ordinary course of business;

(e)purchased, acquired by merger, consolidation or otherwise any material assets, securities or business of any Person or other business organization or division thereof, except in the ordinary course of business;

(f)changed in any material respect its accounting practices or principles except as required by GAAP;

(g)waived, released, canceled, settled or compromised any material debt, Claim or right;
(h)except as may be required to meet the requirements of applicable Law or GAAP, changed any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Company Business or any of the Acquired Companies;

(i)failed to maintain its limited liability company existence or acquired all or substantially all of the assets of any other Person;

(j)made any material increase or material alteration to the compensation paid or payable by any Acquired Company or any material alteration in the timing or method of such payments, whether conditionally or otherwise, to any Business Employee, other than in the ordinary course of business;

(k)liquidated, dissolved, recapitalized, reorganized or otherwise wound up the Company Business, or adopted any plan of reorganization, liquidation, or dissolution or filing of a petition in bankruptcy under any Law or consent to the filing of any bankruptcy petition against it under any Law;

(l)incurred, assumed, guaranteed, or agreed to the incurrence, assumption, or guarantee of, any Indebtedness by any Acquired Company;

(m)	failed to pay any material liabilities when due;

(n)	suffered any material Casualty Loss or Taking;

(o)	made any non-cash dividends or distributions; or

(p)	entered into any Contract to do any of the foregoing.

Section 3.9. Real Property.

(a)Schedule 3.9(a) contains a complete list of all of the material real property and material interests in real property owned in fee simple by an Acquired Company, other than the Easements (the “Owned Real Property”). To the Knowledge of Seller, Seller has made available to Buyer copies of the deeds, leases, assignments and other instruments by which the applicable Acquired Company has acquired each such parcel of Real Property, and copies of all title insurance policies, title opinions and abstracts, and surveys with respect thereto that are in Seller’s or an Acquired Company’s possession or control.

(b)Schedule 3.9(b) contains a complete list of all of the material surface leases or material subleases of real property (including gas storage agreements and leases of underground reservoirs) to an Acquired Company, other than the Easements (collectively, the “Real Property Leases”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as otherwise expressly noted on Schedule 3.9(b), there exists no default (and no event has occurred which, with notice or lapse of time, would constitute a default) by the applicable Acquired Company or, to the Knowledge of the Seller, any other party, under any Real Property Leases by which an Acquired Company holds a leasehold interest (the “Leased Real Property”). To the Knowledge of the Seller, each material Real Property Lease is in full force and effect and is enforceable against the parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). To the Knowledge of Seller, copies of all Real Property Leases have been made available for Buyer’s review.

(c)Schedule 3.9(c) contains a complete list of all of the material rights-of- way, easements, licenses or similar rights to use or interest of which the Acquired Companies own or have an interest in and which are necessary to the operation of the Company Business as of the Execution Date (the “Easements”). Except as would not be expected to have, individually or in the aggregate, a Material Adverse Effect or as otherwise expressly noted on Schedule 3.9(c), there exists no default by any Acquired Company or, to the Seller’s Knowledge, any other party, under any Easements. To the Seller’s Knowledge, each material Easement is in full force and effect and is enforceable against the parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles).

(d)Except as set forth on Schedule 3.9(d), each Acquired Company has, in all material respects, (i) good and marketable title to the Owned Real Property applicable to such Acquired Company,

(ii) a good and valid leasehold interest in each material Leased Real Property applicable to such Acquired Company, and (iii) good and valid title or leasehold interest in each material Easement applicable to such Acquired Company, in each case, free and clear of all Liens, except for Permitted Liens.

(e)Except as set forth on Schedule 3.9(e), to the Knowledge of Seller, none of the Acquired Companies is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any material Real Property or any material interest therein.

(f)Since January 1, 2018, none of the Acquired Companies has received any written notice of any Taking or material eminent domain Legal Proceeding against the Real Property, nor, to the Knowledge of the Seller, is any such Legal Proceeding or Taking contemplated with respect to all or any material portion of the Real Property.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.9 AND SECTION 3.11 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO THE OWNERSHIP OR SUFFICIENCY OF THE REAL PROPERTY.

Section 3.10. Personal Property. To the Knowledge of the Seller, the Acquired Companies have (i) good and valid title to all of the Personal Property, and (ii) a valid leasehold interest in all of the Personal Property it leases, in each case, free and clear of all Liens, except for Permitted Liens.

Section 3.11. Sufficiency of Company Assets. Except as set forth on Schedule 3.11, the Company Assets (i) constitute all of the material assets necessary to conduct the Company Business in the same manner as presently conducted in all material respects and
(ii) are adequate and suitable for their present use in all material respects.

Section 3.12. Governmental Authorizations; Compliance with Law. Except as otherwise set forth on Schedule 3.12, (a) the Acquired Companies hold all material Governmental Authorizations necessary for the conduct of the Company Business as presently conducted and the ownership, operation and maintenance by them of the Company Assets, (b) each Acquired Company is in material compliance with all such Governmental Authorizations held by such Acquired Company and Laws to which it or its Company Assets are subject, (c) to the Knowledge of the Seller, since January 1, 2018, no event has occurred which, with the passing of time or giving of notice, or both, would constitute a default or violation in any material respect) of any term, condition or provision of any such Governmental Authorization, and (d) since January 1, 2018, neither Seller nor any Acquired Company has received written notification from any applicable Governmental Authority that any Acquired Company is not in material compliance with any Laws or any Orders to which it or its Company Assets are subject.

Section 3.13. Taxes. Except as set forth on Schedule 3.13:

(a)The Acquired Companies have filed all material Tax Returns required to be filed by the Acquired Companies when due (taking into account any applicable extensions) and have timely paid in full all material Taxes shown to be due on such Tax Returns.

(b)No audits or Legal Proceedings are currently being conducted or have been threatened, in writing, with respect to Taxes of the Acquired Companies (other than the Monroe Tax Proceedings).

(c)There are no Liens for Taxes (other than Permitted Liens) upon any of the Company Assets.

(d)No claim has been made in writing by any Taxing Authority after January 1, 2018 in any jurisdiction in which an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax by that jurisdiction.

(e)No Acquired Company has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in effect.

(f)No Acquired Company is a party to any income Tax allocation or sharing agreement (other than agreements or arrangements not primarily related to Taxes).

(g)All material Taxes required to be withheld, collected or deposited by or with respect to the Acquired Companies have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Taxing Authority.

(h)Each Acquired Company is treated as a “disregarded entity” for U.S. federal income Tax purposes.

(i)No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of: (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting initiated by the Seller or an Acquired Company prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) the cash method of accounting or long term contract method of accounting utilized prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.13 AND SECTION 3.17 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO TAX MATTERS, AND NO REPRESENTATION OR WARRANTY IS MADE CONCERNING THE EXISTENCE, AVAILABILITY, AMOUNT, USABILITY OR LIMITATIONS (OR LACK THEREOF) OF ANY TAX ATTRIBUTE, TAX ASSET, OR TAX BENEFIT OR ANY TAX POSITIONS THAT BUYER OR ANY OF ITS AFFILIATES (INCLUDING THE ACQUIRED COMPANIES) MAY TAKE IN OR IN RESPECT OF A TAXABLE PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE.

Section 3.14. Environmental Matters. Except as set forth on Schedule 3.14:

(a)the Acquired Companies are, and for the preceding three (3) years have been, in material compliance with all Environmental Laws, including all Environmental Permits required for the operations of the Acquired Companies as presently conducted;

(b)no Acquired Company has received any written notice within the preceding two (2) years from a third party alleging that an Acquired Company is liable for remediation of contamination or other environmental response costs at any location where there has been an unauthorized Release of Hazardous Substances associated with the Company Business, where costs that an Acquired Company would incur for remediation or other environmental response costs that are the basis of such written notice reasonably would be expected to exceed $100,000;

(c)no Acquired Company has within the preceding two (2) years been the subject of a Claim alleging that an Acquired Company has violated or is subject to liability under Environmental Laws, which such Claim remains unresolved and reasonably would be expected to result in an Acquired Company’s incurrence of Losses in an amount exceeding $100,000, and to the Knowledge of the Seller, no such Claim is threatened against an Acquired Company;

(d)there is no pending Order applicable to an Acquired Company arising from any violation of Environmental Laws or any unauthorized Release of Hazardous Substances; and

(e)to the Knowledge of the Seller, each Acquired Company holds all Environmental Permits necessary for the lawful conduct of the Company Business and the ownership, construction, operation and maintenance by it of its assets (including the Company Assets), in each case as currently conducted, other than immaterial and routine Permits that are expected to be obtained in the ordinary course of business that will not delay currently pending construction and operation. To the Knowledge of the Seller, except as set forth on Schedule 3.14(e), no unbudgeted capital expenditures are required by and of the Acquired Companies to be in material compliance with the terms and conditions of any such Environmental Permit as of the Execution Date and as of the Closing Date.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3.14 AND SECTION 3.21 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL PERMITS, HAZARDOUS SUBSTANCES AND ANY OTHER ENVIRONMENTAL MATTERS.

Section 3.15. Material Contracts.

(a)Except for (w) the Real Property Leases, Easements, Benefit Plans, or Governmental Authorizations (x) any Contracts related to any Owned Real Property, (y) purchase orders, service orders or confirmations executed by the Acquired Companies in the ordinary course of business or (z) Contracts set forth on Section 3.21, Schedule 3.15(a) contains a list of each of the following Contracts to which any Acquired Company is a party or by which any of the Company Assets are subject or bound (not including items in the immediately foregoing clauses (w), (x), (y) and (z), the “Material Contracts”):

(i)any Contract for the supply of goods (including natural gas purchase and sale agreements) or services (including natural gas firm storage, “park and loan” service, interruptible storage, wheeling service, transportation, gathering or processing Contracts with customers of the Acquired Companies) by or to such Acquired Company that both (A) will not be terminated prior to the Closing or that cannot be terminated on ninety (90) or fewer days’ notice, and (B) provides for future payments by or to such Acquired Company of more than $500,000 per annum (other than purchase orders, service orders or confirmations entered into in the ordinary course of business or bids or quotes that have been submitted in the ordinary course of business);

(ii)natural gas pipeline interconnection agreements, connection, construction or facility operating agreements and operational balancing agreements;

(iii)joint tariff agreement or similar agreement;

(iv)each Contract involving, or commitment to make, any capital expenditures in excess of $500,000 in the aggregate;

(v)(A) any capital lease or (B) any other lease or other Contract relating to equipment providing for aggregate annual rental payments in excess of $500,000 in any future calendar year, under which any equipment is held or used by any Acquired Company;

(vi)each Contract between Seller or one of its Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand, that will survive the Closing;

(vii)any Contract for the sale or purchase of any material asset that provides for the future payment by or to such Acquired Company of more than $500,000 per annum;

(viii)any Contract that grants to any Person a right to purchase (including rights of first refusal, options or similar rights) any material assets of such Acquired Company;

(ix)any Contract that contains any covenant of such Acquired Company that materially limits or purports to materially limit the ability of such Acquired Company to compete in any line of business or with any Person in any geographic area;

(x)any Contract with any Governmental Authority;

(xi)any Contract involving aggregate payments to an employee or consultant in excess of $100,000 in any future calendar year that cannot be terminated by the Seller or its Affiliates or the applicable Acquired Company upon ninety (90) days or less notice without payment of a penalty or other liability; or

(xii)except with respect to any Organizational Document of the Acquired Companies, any partnership, joint venture, limited liability company agreement or substantially similar Contract.

(b)Each Material Contract and each contract assigned or to be assigned, as applicable, pursuant to Section 6.22(a) (each, an “Assigned Contract”) is in full force and effect and constitutes a legal, valid and binding agreement of the Seller or such Acquired Company, as applicable, party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles). Since January 1, 2018, neither the Seller nor any Acquired Company has received written notification that any of its Material Contracts or any Assigned Contract is not in full force and effect. Neither the Seller nor any Acquired Company has and, to the Knowledge of the Seller, no other party thereto has breached its obligations under any Material Contract or Assigned Contract, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15(b), to the Knowledge of the Seller, no event has occurred (with or without notice or lapse of time) that has not been cured (as agreed by the parties thereto or otherwise in accordance with the terms of the applicable Material Contract or Assigned Contract), and that would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract or Assigned Contract by the Seller or such Acquired Company, as applicable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has made available to the Buyer true and complete copies of all Material Contracts and Assigned Contracts.

Section 3.16. Employment and Labor Matters.

(a)None of the Acquired Companies currently employs any individuals. All Business Employees are employed by MRMC. Except as set forth on Schedule 3.16(a), the Business Employees represent the entirety of the individuals that are employed by MRMC and whose employment or engagement materially involves providing or performing services with respect to the Company Business.

(b)Seller has made available to Buyer a schedule with the name, job title, hourly rate or annual base salary (as applicable), hire date, work location, classification as exempt or non-exempt under the Fair Labor Standards Act, annual incentive compensation opportunity for 2019 (whether payable in cash or equity) and accrued but unused vacation days (as of the date shown on such schedule) of each Business Employee, which schedule will be updated prior to Closing to reflect any newly hired Business Employee.

(c)No Business Employees are covered by any collective bargaining Contract or other agreement or understanding with a labor union or labor organization (nor is any such agreement or contract being negotiated by or on behalf of Seller or any of their respective Affiliates, including the Acquired Companies) and there are no unfair labor practice or labor arbitration proceedings pending before any Governmental Authority or arbitration tribunal or threatened against Seller, or any of their respective Affiliates, including the Acquired Companies with respect to any Business Employees and there has been no such event during the past three years. To the Knowledge of Seller, there are no labor union organizing activities or labor union demands for recognition or certification, in each case, with respect to any Business Employee and there has been no such event during the past three years.

(d)There are no pending or, to the Knowledge of the Seller, threatened labor or employment disputes or controversies involving the Business Employees against the Seller, MRMC or the Acquired Companies, including any claims alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or wrongful termination practices regarding the Seller, MRMC or the Acquired Companies.

(e)The Seller, MRMC and the Acquired Companies are in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, and unemployment insurance.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT, THE REPRESENTATIONS AND WARRANTIES IN THIS SECTION 3.16 WILL BE THE ONLY REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT REGARDING ANY EMPLOYMENT MATTERS WITH RESPECT TO THE ACQUIRED COMPANIES.

Section 3.17. Employee Benefit Plans.

(a)Schedule 3.17(a) lists each Benefit Plan under which a Business Employee is eligible to participate.

(b)	With respect to each Benefit Plan, the Seller has made available to Buyer
(i) true and correct copies of the current applicable Benefit Plan document including all 16 amendments thereto or, if a Benefit Plan is not in writing a written summary relating to such Benefit Plan; and (ii) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.

(c)The Benefit Plans have been established, maintained and administered and are in compliance in all material respects with the applicable provisions of ERISA, the Code, and all other applicable Laws.

(d)None of the Acquired Companies serves as a “plan sponsor” or an “administrator” (within the meaning of Section 3(16) of ERISA) of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and no Acquired Company shall have any liability with respect to any Benefit Plan after the Closing.

(e)With respect to any Benefit Plan that is subject to Title IV of ERISA, that is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the date of this Agreement, by Seller or any of its ERISA Affiliates, (i) no liability to the Pension Benefit Guaranty Corporation has been incurred by any such entity, which liability has not been satisfied, (ii) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made, and (iii) no withdrawal liability under Section 4201 of ERISA has been incurred by Seller or any of its ERISA Affiliates.

(f)Neither the Seller nor any of its ERISA Affiliates, has or has incurred any liabilities under Title IV of ERISA that could become an obligation of Buyer or its Affiliates nor do any circumstances exist in which Buyer or its Affiliates could become obligated. In addition, there does not now exist, nor do circumstance exist, including as a result of the consummation of the transactions contemplated by this Agreement, that could lead to any Controlled Group Liability of Seller that would be Buyer’s liability following the Closing Date. As used in the previous sentence, “Controlled Group Liability” means liabilities arising (A) under Title IV of ERISA, (B) under Sections 206(g), 302 or 303 of ERISA, (C) under Sections 412, 430, 431, 436 or 4971 of the Code, and (D) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(g)Neither Seller nor any of its Affiliates, including the Acquired Companies, have made any commitment to provide post-employment welfare benefits to any Business Employee, other than to the extent required by Section 4980B of the Code.

(h)Except as disclosed on Schedule 3.17(h), there is no agreement, plan or arrangement covering any current Business Employee of Seller or any ERISA Affiliate that, considered individually or considered collectively with any other such agreements, plans or arrangements, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). No Benefit Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

NOTWITHSTANDING ANY OF THE REPRESENTATIONS AND WARRANTIES CONTAINED ELSEWHERE IN THIS AGREEMENT. THE REPRESENTATIONS AND WARRANTIES IN THIS SECTION 3.17 WILL BE THE ONLY REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT REGARDING ANY EMPLOYMENT BENEFITS MATTERS WITH RESPECT TO THE ACQUIRED COMPANIES.

Section 3.18. Related Party Transactions. Except as set forth on Schedule 3.18 and except with respect to any Organizational Document of the Acquired Companies, (a) none of the Seller nor any of its Affiliates (other than an Acquired Company) nor any of their respective stockholders, officers, members or managers (i) is presently a party to any material agreement with an Acquired Company or (ii) owns any interest in any material assets of any Acquired Company and (b) no Acquired Company is a creditor of any of its directors, officers, managers or equityholders.

Section 3.19. Brokers’ Fees. Except for Wells Fargo & Company, none of the Acquired Companies or the Seller are liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Buyer or its Affiliates (including, following the Closing, the Acquired Companies), and none of the Acquired Companies or the Seller are a party to any agreement which might give rise to any valid claim against the Buyer or its Affiliates (including, following the Closing, the Acquired Companies), for any such fee or payment.

Section 3.20. Insolvency. No Acquired Company (a) is insolvent, (b) is in receivership or dissolution, (c) has made any assignment for the benefit of creditors, (d) has admitted in writing its inability to pay its debts as they mature, (e) has been adjudicated bankrupt or (f) has filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy Laws or any other similar Laws, nor has any such petition been filed against such Acquired Company.

Section 3.21. Insurance. Schedule 3.21 sets forth a list of all of the material policies of insurance carried by or for the benefit of the Acquired Companies or the Company Assets, other than title insurance policies, if any, with respect to any Real Property. Except as set forth on Schedule 3.21, no material claim relating to the Acquired Companies or the Company Assets is outstanding under any of the policies set forth on Schedule 3.21, and to the Knowledge of the Seller, no carrier of any such policy has asserted any denial of coverage. All premiums under such policies that are due and payable have been paid in full.

Section 3.22. Intellectual Property. Except as disclosed on Schedule 3.22, (a) the Acquired Companies own, or have valid licenses or other rights to use, all material Intellectual Property necessary for the operation of the Company Business as currently conducted, subject to any limitations contained in the agreements governing the use of the same, (b) to the Knowledge of the Seller, none of such Intellectual Property is the subject of any challenge regarding use thereof, (c) to the Knowledge of the Seller, the conduct of the Company Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, and (d) since January 1, 2018, no Acquired Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default under any Intellectual Property license to which any Acquired Company is a party or by which it is bound.

Section 3.23. Bank Accounts and Powers of Attorney. Set forth on Schedule 3.23 is an accurate and complete list showing (a) the name and address of each bank in which an Acquired Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from an Acquired Company and a summary statement of the terms thereof.

Section 3.24. Regulatory Status. Except as set forth on Schedule 3.24, none of the Acquired Companies is currently regulated by the Federal Energy Regulatory Commission as a “natural gas company” under the Natural Gas Act or as a “public utility,” “public service company” or similar designation(s) by any state public service commission or as a “holding company” or similar designation of such regulated entity or by the Department of Transportation under the Pipeline and Hazardous Materials Safety Administration Rules on Pipeline Integrity Management. Except as set forth on Schedule 3.24, the rates charged by the Acquired Companies are not currently regulated by the Federal Energy Regulatory Commission under the Interstate Commerce Act or the Natural Gas Policy Act of 1978.

Section 3.25. Base Gas and Working Gas. To the Knowledge of the Seller, the information set forth on Schedule 3.25 and contained in the reports attached to Schedule 3.25 was true and correct in all material respects at the time such reports were filed. Since the Reference Balance Sheet Date, the Acquired Companies have not sold any Base Gas.

Section 3.26. Monroe Bonds. The Monroe Bonds are not collateralized with any assets of the Seller or the Acquired Companies (other than cash not reflected as an asset on the Financial Statements and that will not be reflected as an asset in the calculation of Current Assets).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

The Seller hereby represents and warrants to the Buyer as of the Execution Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as set forth below:

Section 4.1. Due Organization; Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.2. Authorization; Enforceability.

(a)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Seller. As of the

Closing, the execution, delivery and performance of the Transaction Documents to which the Seller will be a party will have been duly and validly authorized by the Seller.

(b)This Agreement has been duly executed and delivered by the Seller and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Seller will be a party will be duly executed and delivered by the Seller, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the Buyer, the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3. No Conflict.

(a)Except as set forth on Schedule 4.3(a) (collectively, the “Seller Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery by the Seller of this Agreement and, as of the Closing, the other Transaction Documents to which the Seller is a party or the consummation by the Seller of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Seller to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing and (ii) those that may be required because of the Buyer’s participation in the transactions contemplated by this Agreement and the other Transaction Documents.

(b)Except as set forth on Schedule 4.3(b) and assuming receipt of the Seller Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery by the Seller of this Agreement and, as of the Closing, the other Transaction Documents to which the Seller is a party and the performance by the Seller of its obligations hereunder and thereunder, will not result in any conflict with the Organizational Documents of the Seller, (ii) any breach or violation of or default under, or the acceleration, cancellation, termination or modification of, or the creation in any Person of any right of acceleration, termination, cancellation or modification, of any obligation or loss of any benefit under, or obligation to obtain any consent under, any material Contract to which the Seller is a party or by which the Seller or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which the Seller is subject or (iv) the creation or imposition of any Lien, other than Permitted Liens, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Seller to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.

Section 4.4. Ownership of Membership Interests. Seller owns the Membership Interests beneficially and of record, free and clear of all Liens, other than those arising under state or federal securities Laws, the Organizational Documents of the Acquired Companies or the Released Liens. Upon the delivery of and payment for the Membership Interests to Buyer at the Closing as provided for in this Agreement, Seller will assign the entire legal and beneficial interests in such Membership Interests, free and clear of all Liens other than those under state or federal securities Laws or the Organizational Documents of the Acquired Companies.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the Execution Date and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date, which are given only as of such date) as set forth below:

Section 5.1. Due Organization; Authority. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party as of the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 5.2. Authorization; Enforceability.

(a)The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which the Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer. As of the Closing, the execution, delivery and performance of the Transaction Documents to which Buyer will be a party will have been duly and validly authorized by the Buyer.

(b)This Agreement has been duly executed and delivered by the Buyer and constitutes, and, as of the Closing, each of the other Transaction Documents to which the Buyer will be a party will be duly executed and delivered by the Buyer, and will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 5.3. No Conflict.

(a)Except for those set forth on Schedule 5.3(a) (collectively, the “Buyer Required Governmental Authorizations”) and the applicable expiration or termination of the applicable waiting period under the HSR Act, no Governmental Authorization of, or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution and delivery by the Buyer of this Agreement and, as of the Closing, the other Transaction Documents to which the Buyer is a party or the consummation by the Buyer of the transactions contemplated hereby and thereby, except (i) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing and (ii) those that may be required because of the Seller’s participation in the transactions contemplated by this Agreement and the other Transaction Documents.

(b)Except as set forth on Schedule 5.3(b) and assuming receipt of the Buyer Required Governmental Authorizations and the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution and delivery by the Buyer of this Agreement and, as of the Closing, the other Transaction Documents to which the Buyer is a party and the performance by the Buyer of Buyer’s obligations hereunder and thereunder, will not result in (i) any conflict with the Organizational Documents of the Buyer, (ii) any breach or violation of or default under, or constitute or give rise to a termination or right of termination of, acceleration of any obligation or loss of any benefit under, or obligation to obtain any consent under, any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets are bound, (iii) a violation of or default under any Law or Governmental Authorization to which the Buyer is subject or (iv) the creation or imposition of any Lien, except, in the case of the foregoing clauses (ii), (iii) and (iv) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay the Closing or the ability of the Buyer to fulfill its obligations hereunder or under the other Transaction Documents to which it is or will be a party as of the Closing.

Section 5.4. Legal Proceedings.

(a)There are no Legal Proceedings pending or, to the Buyer’s Knowledge, threatened that (i) challenge the validity or enforceability of the obligations of the Buyer under this Agreement or the respective obligations of the Buyer under the other Transaction Documents to which it is or will be a party or (ii) seek to prevent, delay or otherwise would reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein.

(b)Except as set forth on Schedule 5.4(b), or as would not, individually or in the aggregate, reasonably be expected to adversely affect the consummation by the Buyer of the transactions contemplated herein or therein, there is no Order issued or entered by any Governmental Authority imposed upon the Buyer.

Section 5.5. Brokers’ Fees. The Buyer is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of the Seller or its Affiliates, including any monitoring fees, financial services or similar fees payable to an Affiliate of the Buyer. The Buyer is not a party to any agreement which might give rise to any valid claim against the Seller or its Affiliates for any such fee or payment.

Section 5.6. Investment Representation. The Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The Buyer is acquiring the Membership Interests for its own account with the present intention of holding the Membership Interests for investment purposes and not with a view to, or for sale in connection with, any distribution. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests to be acquired hereby. The Buyer acknowledges that the Membership Interests have not been registered under federal and state securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except in accordance with such Laws.

Section 5.7. Financial Ability.

(a)Buyer currently has access to, and as soon as all of the conditions to Closing set forth in Section 7.1 have been satisfied or waived, Buyer will have in its possession, sufficient cash on hand or other immediately available funds to consummate the transactions contemplated by this Agreement and the Transaction Documents and satisfy all other costs and expenses arising in connection herewith and therewith and be able to provide for the working capital needs of the Acquired Companies following the consummation of the transactions contemplated hereby. Buyer currently has access to, and in the event that the Break Up Fee is due and payable hereunder in accordance with Section 10.3(a) hereof, Buyer will have in its possession, sufficient cash on hand or other immediately available funds to pay the Break Up Fee to the Seller.

(b)Buyer has delivered to Seller a true, correct and complete copy of the executed Equity Support Letter, dated as of the Execution Date, by and among Oaktree Fund GP, Oaktree Storage Holdings, LLC and the other parties set forth therein (the “Equity Commitment Letter”). Pursuant to and subject to the terms and conditions of the Equity Commitment Letter, certain funds managed by Oaktree Capital Management, L.P. have agreed to invest the cash amounts set forth in the Equity Commitment Letter in Buyer Parent in the manner and subject to the terms and conditions set forth in the Equity Commitment Letter, and of which Seller is a third-party beneficiary and entitled to specifically enforce certain terms thereof, subject to the limitations set forth in the Equity Commitment Letter (the “Equity Financing”). The amounts to be provided pursuant to the Equity Commitment Letter will be sufficient in the aggregate for Buyer, when required, to pay the amounts payable by Buyer at the Closing pursuant to this Agreement.

(c)There are no side letters or other contracts or arrangements related to the Equity Financing or the Equity Commitment Letter that could reasonably be expected to materially impede or delay the Closing or the ability of the Buyer or Buyer Parent to fulfill its obligations hereunder. The Equity Commitment Letter has not been amended or modified, and no such amendment or modification is contemplated, and the respective commitments set forth in the Equity Commitment Letter have not been withdrawn or rescinded in any respect (and no party to the Equity Commitment Letter has indicated an intent to so withdraw or rescind). The Equity Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as set forth in the Equity Commitment Letter (the “Equity Financing Conditions”). No Person has any right to impose, and neither Buyer Parent nor any party to the Equity Commitment Letter has an obligation to accept, any condition precedent to such funding other than the Equity Financing Conditions nor any reduction to the aggregate amount available under the Equity Commitment Letter at the Closing (nor any term or condition that would have the effect of reducing the aggregate amount available under the Equity Financing at the Closing). Buyer Parent is not in breach of any of the terms or conditions set forth in the Equity Commitment Letter, and no event has occurred or condition or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach by Buyer Parent, or to the Knowledge of the Buyer, any other party thereto. As of the Execution Date, assuming the conditions in Section 7.1 are met, Buyer has no reason to believe that any of the Equity Financing Conditions will not be satisfied or that the Equity Financing will not be provided or made available to Buyer Parent at or prior to the time contemplated under this Agreement for the Closing.

Section 5.8. Solvency. The Buyer is not entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay, or defraud either present or future creditors. At and immediately after the Closing, the Buyer (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 5.9. Independent Investigation. The Buyer is an informed and sophisticated buyer, experienced in the evaluation and purchase of companies such as the purchase of the Acquired Companies as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. The Buyer acknowledges that the Seller has given the Buyer such access to the key personnel, documents and facilities of the Acquired Companies as the Buyer, in its sole discretion, has determined to be necessary or desirable for purposes of the Buyer’s evaluation, negotiation and implementation of the transactions contemplated hereby. The Buyer agrees that at the Closing, it shall accept the Membership Interests based upon the Buyer’s own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement.

ARTICLE 6
COVENANTS

Section 6.1. Covenants Regarding Conduct of the Acquired Companies. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 10 and the Closing, except as (1) permitted or required by the other terms or provisions of this Agreement or the Transaction Documents, (2) described on Schedule 6.1, (3) required by any Contract applicable to any Acquired Company, the Company Business or the Company Assets or (4) consented to or approved by the Buyer (which consent or approval will not be unreasonably withheld, conditioned, or delayed):the Seller will cause each Acquired Company to, and each Acquired Company shall, conduct such Acquired Company’s business in the ordinary course of business; and

(a)the Seller will cause each Acquired Company to not, and each Acquired Company shall not, and, solely with respect to Section 6.1(b)(xiii), the Seller shall not:

(i)amend its Organizational Documents in a manner which would reasonably be expected to adversely impact the Buyer;

(ii)repurchase, redeem or otherwise acquire any equity interests from its equity holders;

(iii)issue, grant or sell any equity interests (or options or warrants) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(iv)split, combine or reclassify any equity interests in any Acquired Company;

(v)excluding (A) sales in the ordinary course of business and (B) transfers between or among the Acquired Companies, transfer, assign, sell or otherwise dispose of any of the assets or properties of such Acquired Company having a value in excess of $500,000, except pursuant to contractual obligations in place on the date of this Agreement;

(vi)mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of the material assets or properties of such Acquired Company;

(vii)fail to maintain its limited liability company existence, merge or consolidate with any Person, or acquire by merger, consolidation or otherwise any material assets or business of any corporation, partnership, association or other business organization or division thereof;

(viii)change in any material respect its accounting practices or principles except as required by GAAP or Law;

(ix)	fail to preserve and maintain all of its material Permits;

(x)fail to continue in full force and effect without material modification all insurance policies (without renewal or replacement), except as required by applicable Law;

(xi)liquidate, dissolve, recapitalize, reorganize or otherwise wind up all or any portion of the Acquired Companies;

(xii)purchase any securities of any Person, except for short-term investments made in the ordinary course of business;

(xiii)other than in the ordinary course of business, (A) enter into any Contract that would be a Material Contract or (B) terminate, renew, amend, restate, supplement or waive any material right under any Material Contract or any Assigned Contract;

(xiv)other than intercompany accounts in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(xv)cancel or compromise any debt or Claim or waive or release any material right in favor of the Acquired Companies that could reasonably be expected (due to the nature of the Claims involved or the scope of their applicability to the Company Business) to involve amounts of or more than $500,000 in value;

(xvi)other than in connection with the Monroe Tax Proceedings or the Arcadia Insurance Proceeding, settle or compromise Legal Proceedings against any Acquired Company or any of the Company Assets that could reasonably be expected (due to the nature of the Claims involved or the scope of their applicability to the Company Business) to involve amounts of or more than $500,000 in value;

(xvii)change any material Tax election or Tax method of accounting or make any material new Tax election, in any case that could materially and adversely affect any Acquired Company after the Closing Date;

(xviii)enter into any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment to any labor union with respect to any employees of any Acquired Company or MRMC;

(xix)increase the salary, commission rate or wage rate of any Business Employee or pay any cash bonus to any Business Employees, except increases that are required by an applicable Benefit Plan, or increases or bonuses that are materially consistent with the past practice of the Company Business or made in the ordinary course of business;

(xx)terminate any employee who is a Business Employee, except in the ordinary course of business or for “cause” (as determined by Seller in its reasonable discretion) or due to death, disability or as required by Law;

(xxi)hire any employee who will become a Business Employee other than for a vacant position that is deemed required by Seller to operate the Company Business through the Closing Date; provided however, that such hiring shall be completed in accordance with the applicable practices, policies and procedures for hiring Business Employees used by the Seller in the ordinary course of business;

(xxii)grant or increase any rights to severance or termination pay or enter into, other than in accordance with Section 6.22(b), assume or amend any individual employment, retention, change in control or severance agreements of any Business Employee if any liability for such action could be a liability of Buyer or its Affiliates;

(xxiii)pay or make any cash or non-cash distributions outside of the ordinary course of business;

(xxiv)incur (or enter into any agreement for the incurrence of) any Indebtedness except for (A) unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice and (B) Indebtedness relating to the Martin Credit Agreement;

(xxv)	sell any Base Gas; or

(xxvi)	agree in writing to do any of the foregoing.

Notwithstanding the other provisions of this Section 6.1, from the Execution Date until the Closing, the Seller may take commercially reasonable actions with respect to situations that the Seller believes in good faith to constitute an emergency threatening health, safety or property; provided that the Seller must provide the Buyer with written notice of such actions taken as soon as reasonably practicable thereafter, but in no event more than 24 hours after the commencement of such action. Notwithstanding the other provisions of this Section 6.1, the Parties acknowledge and agree that (i) nothing contained in this this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies prior to the Closing; (ii) prior to the Closing Date, the Seller and each Acquired Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its respective business and operations; and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Law.

Section 6.2. Consents and Approvals.

(a)Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under any Law or Order to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents).

(b)In furtherance and not in limitation of the foregoing, each of the Parties will use their respective reasonable best efforts to make or to cause its ultimate parent entity (as such term is defined in the HSR Act) to make such filings as may be required by the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable after the Execution Date, but in no event later than five (5) Business Days after the Execution Date, and shall simultaneously file therewith a request for early termination of the applicable waiting period under the HSR Act. Thereafter, the Parties will use their respective reasonable best efforts to respond as promptly as practicable to any requests for additional information from any Governmental Authority concerning such transactions. The Buyer shall use reasonable best efforts to cause the applicable waiting period specified in the HSR Act to expire or to be terminated on or before the Outside Date. Without limiting the foregoing, the Parties will cooperate in good faith to have the applicable HSR Act waiting period expire on or before the Outside Date. If any objections are asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement and the other Transaction Documents under the HSR Act or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, or if any Legal Proceeding or action is instituted by any Governmental Authority or any other Person challenging any of the transactions contemplated by this Agreement or the other Transaction Documents as violative of the HSR Act, or an Order is issued temporarily or permanently enjoining any of the transactions contemplated by this Agreement and the other Transaction Documents, the Buyer shall, and shall cause each of its Affiliates to, use their reasonable best efforts, take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings to resolve any objections and to avoid or eliminate each and every impediment that a Governmental Authority may assert under the HSR Act; provided, however, that neither Buyer nor Seller nor any of their respective Affiliates shall be required, in order to resolve any objections asserted, or avoid or eliminate any impediment asserted, under the HSR Act by any Governmental Authority with respect to the transactions contemplated by this Agreement to (A) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, Seller or their respective Affiliates, or (B) take any action or agree to any limitation or restriction, that its board of directors (or equivalent governing body) reasonably determines in good faith, (I) in the case of Seller, would reasonably be expected to have a Material Adverse Effect, (II) would materially reduce the overall benefits expected, as of the Execution Date, to be realized by Buyer or Seller, as applicable, from the transactions contemplated by this Agreement, or (III) materially limits Buyer’s, Seller’s or any Acquired Company’s freedom of action with respect to the conduct of their respective assets, businesses or interests, whether before or after the Closing Date. The Buyer shall take no action that could reasonably be expected to delay obtaining the expiration of the applicable waiting period under the HSR Act.

(c)The Buyer and the Seller will each pay one half of the statutory filing fee(s) associated with filings under the HSR Act.

(d)Each of the Parties shall, or shall cause their respective counsel to, furnish the other Party with such necessary information and reasonable cooperation and assistance as the other Party may reasonably request in connection with obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including with respect to the preparation of necessary filings or submissions. Each of the Parties shall, or shall cause their respective counsel to, supply to the other Parties copies of all correspondence, filings or written communications between such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement and the other Transaction Documents, except for documents filed pursuant to Item 4(c) and Item 4(d) of the HSR Notification and Report Form or communications regarding the same, documents or information that reveal any Party’s negotiating objectives, strategies or purchase price expectations or a Party’s communications containing information covered by the attorney-client, work product or other privilege or confidentiality concern, unless the Parties enter into a mutually acceptable joint defense agreement. To the extent not prohibited by such Governmental Authority, the Parties will (i) give each other reasonable advance notice of all meetings and communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (ii) not participate independently in any such meeting or communication without first giving the other Parties (or the other Parties’ outside counsel) an opportunity to attend and participate in such meeting or communication, (iii) give the other Parties reasonable advance notice of all oral communications with any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (iv) if any Governmental Authority initiates an oral communication regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, provide an opportunity for the other Parties to participate in such communication to the extent practicable and, if such Parties cannot participate, promptly notify the other Parties of the substance of such communication, (v) consult with each other prior to taking any material substantive position or in any written submission to, or in any discussions with, any Governmental Authority relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, and (vi) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other in connection with, all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents) with a Governmental Authority regarding obtaining the necessary authorizations, approvals or consents as may reasonably be required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that each Party will be solely responsible for the final content of any substantive oral or written communications of such Party with any applicable Governmental Authority. The Parties shall jointly determine all tactics and strategies relating to their compliance with this Section 6.2 and obtaining the termination or expiration of any applicable HSR Act waiting period, subject to each Party undertaking good faith consultations and taking the view of the other Party into account.

Section 6.3. Information, Access and Assistance.

(a)From the Execution Date through the earlier of the termination of this Agreement pursuant to Article 10 and the Closing Date, upon receipt of reasonable advance notice and solely in furtherance of the Buyer’s investigation of the Acquired Companies, the Seller will afford the Buyer and its authorized Representatives reasonable access during normal business hours to the offices, properties, books and records, and Representatives of the Acquired Companies who have significant responsibility in connection with the Company Business, and will furnish the Buyer with such additional information directly concerning the Acquired Companies’ businesses, properties and personnel as may reasonably be requested in writing; provided, however, that the Seller shall have the right to have a Representative of the Seller or its Affiliates present for any communication with the Acquired Companies’ Representatives; provided further, the Buyer shall, and shall cause its Representatives to, observe and comply with all health, safety, and security requirements of the Acquired Companies and the Seller; provided further, that for purposes of clarification and avoidance of doubt, the Seller shall not be required to provide any information regarding any of its other business opportunities or operations which are not directly related to the current business and operations of the Acquired Companies. Notwithstanding the foregoing, (i) neither the Buyer nor any of its Affiliates or Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any of the Company Assets without the prior written consent of the Seller regarding the timing and conduct of the same in the Seller’s reasonable discretion, and without ongoing consultation with the Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted), the Buyer being limited to visual inspections and certain non-invasive assessments of the properties and facilities of the Acquired Companies and the review of their records and any other publicly available materials or information with regard to these matters; (ii) the Buyer will have no right of access to, and none of the Seller nor the Acquired Companies will have any obligation to provide to the Buyer, (A) information relating to bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids, (B) any information the disclosure of which would reasonably be expected to jeopardize any privilege available to any Acquired Company, the Seller or any of its Affiliates, (C) any information that the disclosure of which would reasonably be expected to cause a breach of a confidentiality obligation by any Acquired Company, the Seller or any of its Affiliates, or (D) any information, the disclosure of which would reasonably be expected to result in a violation of Law; and (iii) without the prior written consent of the Seller, the Buyer will not contact any suppliers to, or customers of, any Acquired Company with respect to the transactions contemplated hereby. All information obtained pursuant to this Section 6.3 will be “Confidential Information” as such term is used in the Confidentiality Agreement and will be subject to the terms thereof. The Parties acknowledge and agree that the Confidentiality Agreement is in full force and effect and the execution of this Agreement by the Parties shall not constitute a termination of the Confidentiality Agreement.

(b)Any inspection or investigation conducted by the Buyer or its Representatives prior to the Closing will be conducted in accordance with applicable Law, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Acquired Companies. Neither the Seller nor any of its Affiliates (including the Acquired Companies) makes any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article 3 or Article 4. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(b) will survive the termination of this Agreement pursuant to Article 10 and the Closing.

(c)If the Buyer exercises rights of access under this Section 6.3(c) or otherwise, or conducts examinations or inspections under this Section 6.3(c) or otherwise, then (i) such access, examination and inspection will be at the Buyer’s sole risk, cost and expense and the Buyer waives and releases all Claims against the Seller, each Acquired Company, each of their respective Affiliates and each of their respective employees, directors, managers, officers, attorneys, contractors and agents (collectively, the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto or arising in connection with the conduct of the Inspection Indemnitees and (ii) the Buyer will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all Claims or Losses of any kind or character arising out of this Section 6.3(c). THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH CLAIMS OR LOSSES ARISE OUT OF (A) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR KNOWING AND INTENTIONAL MISCONDUCT) OF THE SELLER OR ITS AFFILIATES OR (B) STRICT LIABILITY. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(c) will survive the termination of this Agreement pursuant to Article 10 and the Closing.

Section 6.4. Public Announcements. The Parties agree that, except to the extent necessary to comply with the requirements of Law or any listing agreements with, or rules and regulations of, securities exchanges, no press release or similar public announcement or communication will ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the existence or subject matter of this Agreement unless approved in advance by the Parties in writing; provided, that with respect to any press release or similar public announcement or communication for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement or communication will be provided to the Buyer or the Seller, as applicable, prior to issuing the same. If a Party desires to make an announcement to the general public, subject to the other provisions of this Section 6.4, it shall first give the other Party forty-eight (48) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement (which consent shall not be unreasonably withheld, conditioned or delayed), and (ii) a written draft of the text of such public announcement. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.4 will survive the termination of this Agreement pursuant to Article 10 and the Closing. Notwithstanding the foregoing, the Seller and its Affiliates shall have the right to make disclosures under applicable Law, including federal and state securities Laws.

Section 6.5. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and except as otherwise expressly provided in this Agreement, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 6.6. Transfer Taxes. The transactions contemplated by this Agreement involve the transfer of the Membership Interests, which is an intangible asset; accordingly, the Parties do not expect any state and local transfer, sales, use, stamp, registration or other similar Taxes to arise by reason of the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). To the extent that any Transfer Taxes are assessed, such Transfer Taxes will be borne by the Buyer and Buyer shall, and shall cause the Acquired Companies to, at Buyer’s expense, timely file any Tax Return or other document in respect of such Transfer Taxes. The Parties will cooperate in good faith to minimize, to the extent permissible under Law, the amount of any Transfer Taxes.

Section 6.7. Guarantees.

(a)	Buyer Parent Guarantee.

(i)Buyer Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Buyer Parent Guarantee”) to the Seller and its successors and permitted assigns the prompt and complete performance or payment when and as due of all obligations, including payment obligations, of the Buyer hereunder (the “Buyer Guaranteed Obligations”). Buyer Parent agrees that the Buyer Parent Guarantee is a primary obligation of Buyer Parent and that the Seller may enforce the Buyer Parent Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of payment when and as due and not merely of collection. Buyer Parent agrees that the guarantee set forth in this Section 6.7(a) shall not be discharged except by the complete and irrevocable performance of all Buyer Guaranteed Obligations. Buyer Parent understands and agrees that the Buyer Parent Guarantee shall be a continuing guarantee, irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Buyer Parent hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that the Seller exhaust any right, power or remedy or proceed against the Buyer under this Agreement or any other agreement or instrument referred to herein or therein. Without limiting Buyer Parent’s own defenses and rights hereunder, Buyer Parent reserves to itself all rights, setoffs, counterclaims and other defenses that the Buyer may have to payment of all or any portion of the Buyer Guaranteed Obligations except any legal or equitable discharge or defense arising from bankruptcy, insolvency, dissolution or liquidation of the Buyer.

(ii)To the extent the conditions to Closing set forth in Section 7.1 are satisfied, Buyer and Buyer Parent shall take (or cause to be taken) all actions, and do (or cause to be done) all things, necessary or advisable to obtain the “Capital Contribution” (as defined in the Equity Commitment Letter) contemplated by the Equity Commitment Letter.

(iii)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer Parent. This Agreement has been duly executed and delivered by the Buyer Parent and constitutes, assuming the due authorization, execution and delivery of this Agreement by the Seller, the valid and binding obligations of the Buyer Parent enforceable against the Buyer Parent in accordance with its terms.

(b)	Seller Parent Guarantee.

(i)Seller Parent hereby irrevocably, absolutely, fully and unconditionally guarantees (the “Seller Parent Guarantee”) to the Buyer and its successors and permitted assigns the prompt and complete payment when and as due of all payment obligations of the Seller hereunder (the “Seller Guaranteed Obligations”). Seller Parent agrees that the Seller Parent Guarantee is a primary obligation of Seller Parent and that the Buyer may enforce the Seller Parent Guarantee without the necessity at any time of resorting to or exhausting any other security or collateral. This is a guarantee of payment when and as due and not merely of collection. Seller Parent agrees that the guarantee set forth in this Section 6.7(b) shall not be discharged except by the complete and irrevocable payment of all Seller Guaranteed Obligations. Seller Parent understands and agrees that the Seller Parent Guarantee shall be a continuing guarantee, irrespective of any circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Seller Parent hereby expressly waives diligence, presentment, protest and all notices whatsoever and any requirement that the Buyer exhaust any right, power or remedy or proceed against the Seller under this Agreement or any other agreement or instrument referred to herein or therein. Notwithstanding anything to the contrary set forth herein, without limiting Seller Parent’s own defenses and rights hereunder, Seller Parent reserves to itself all rights, setoffs, counterclaims and other defenses that the Seller may have to payment of all or any portion of the Seller Guaranteed Obligations except any legal or equitable discharge or defense arising from bankruptcy, insolvency, dissolution or liquidation of the Seller.

(ii)The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Seller Parent. This Agreement has been duly executed and delivered by the Seller Parent and constitutes, assuming the due authorization, execution and delivery of this Agreement by the Buyer, the valid and binding obligations of the Seller Parent enforceable against the Seller Parent in accordance with its terms.

Section 6.8. Tax.

(a)Seller shall prepare or cause to be prepared and file or cause to be filed any and all Seller Consolidated Returns (including in each such Seller Consolidated Return any and all items and activities of the Acquired Companies through (and, if required by applicable law, including) the Closing Date), and shall pay all Taxes owed with respect to such Seller Consolidated Returns.

(b)The Seller shall prepare (or cause to be prepared) all Tax Returns of the Acquired Companies required to be filed after the Closing Date for any Pre-Closing Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to Income Taxes, shall not be later than 15 days prior to such filing), Seller shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and reasonable comment, and Seller shall incorporate any reasonable comments provided by the Buyer into such Tax Returns. The Buyer will cause such Tax Return to be timely filed and the payment of Taxes timely paid to the appropriate Taxing Authority and will provide a copy to the Seller. Not later than five days prior to the due date for the payment of Taxes with respect to each Tax Return for a Pre-Closing Period, the Seller shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Tax Return. For the avoidance of doubt, nothing in this Section 6.8(b) shall require (i) Seller to deliver to Buyer, (ii) Buyer to file or caused to be filed, or (iii) Buyer to pay or cause to be paid any Taxes with respect to, any Tax Returns described in Section 6.8(a) or any Tax Returns of any Acquired Company for income Taxes for any Pre-Closing Period that are imposed on a “flow-through” basis.

(c)The Buyer shall prepare (or cause to be prepared) all Tax Returns of the Acquired Companies required to be filed after the Closing Date for any Straddle Period on a basis consistent with past practice, except to the extent otherwise required by Law. Reasonably in advance of filing any such Tax Return (which in the case of a Tax Return that relates to Income Taxes, shall not be later than 15 days prior to such filing), the Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to the Seller for its review and reasonable comment, and Buyer shall incorporate any reasonable comments provided by the Seller into such Tax Returns. The Buyer shall cause each such Tax Return to be filed timely and payment of Taxes to be timely paid with the appropriate Taxing Authority and will provide a copy thereof to the Seller. Not later than five days prior to the due date for the payment of Taxes with respect to each Tax Return for a Straddle Period, the Seller shall pay to (or at the direction of) the Buyer the amount of any Seller Taxes with respect to such Tax Return.

(d)For purposes of determining Seller Taxes with respect to any Straddle Period of the Acquired Companies, the portion of any Tax for such Straddle Period that is attributable to the portion of such Straddle Period ending immediately prior to Closing Date shall be:

(i)with respect to Taxes that are (A) income, franchise, or similar Taxes, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) or (C) imposed on specific transactions, including payroll Taxes, deemed equal to the amount that would be payable if the Tax year of the Acquired Companies ended immediately prior to the Closing Date; provided, that all exemptions, allowances, or deductions for the Straddle Period which are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated in proportion to the number of days in such period prior to but not including the Closing Date; and

(ii)with respect to ad valorem, real or personal property, or similar Taxes imposed on a periodic basis, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on but not including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e)Neither the Buyer nor any of its Affiliates (including the Acquired Companies after the Closing) shall amend any Tax Return of the Acquired Companies, enter into any closing Agreement, extend or waive the limitation period applicable to any Tax Return or Tax claim or assessment, surrender any right to claim a refund of Taxes, initiate in or participate in any voluntary disclosure proceeding in any jurisdiction, make or change any Tax election, or take any other similar action, in each case, with respect to a Pre-Closing Period or a Straddle Period or that otherwise would have a retroactive effect to any Pre-Closing Period or Straddle Period, without the prior written consent of the Seller (such consent not to be unreasonably withheld).

(f)Notwithstanding anything contained in this Agreement to the contrary, unless otherwise required by applicable Law, any Tax deductions attributable to or arising from the Transaction Expenses, including payments in cancellation of options or appreciation rights or for bonuses or severance, shall, with respect to the Acquired Companies, be deducted in the Pre- Closing Period or, with respect to any Straddle Period, the portion of such Straddle Period ending immediately prior to the Closing Date.

Section 6.9. Tax Refunds. Any refunds of Taxes, reduction of Taxes, or credit of Taxes (along with any interest paid or credited with respect thereto) of any Acquired Company or any Company Asset (whether in the form of cash received or a credit or offset against Taxes otherwise payable) (“Tax Refunds”) for any Pre-Closing Period or, with respect to any Straddle Period, the portion of such Straddle Period ending immediately prior to the Closing Date shall be for the account of the Seller. Any Tax Refunds for any Straddle Period shall be apportioned between the Seller and the Buyer in accordance with how the Taxes to which such Tax Refund relates were allocated under Section 6.8(d). To the extent that the Buyer or any of its Subsidiaries receives or utilizes a Tax Refund that is for the account of the Seller pursuant to this Section 6.9, the Buyer shall pay or cause to be paid the amount of such Tax Refund to the Seller within five (5) days of the receipt or utilization of the Tax Refund, net of any reasonable costs or expenses incurred by Buyer or its Affiliates in procuring such Tax Refund. If requested by the Seller, the Buyer shall, at Seller’s cost and expense, promptly file and cooperate in the filing of, or cause the applicable Acquired Company or Affiliate to promptly file and cooperate in the filing of any amended Tax Return or the taking of such other steps as may be necessary for obtaining any Tax Refund to which the Seller may be entitled to under this Section 6.9.

Section 6.10. Cooperation on Tax Returns and Tax Proceedings.

(a)Each Party will cooperate fully as and to the extent reasonably requested by the other Party, in connection with any Tax Proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Acquired Companies. Such cooperation will include the retention and (upon the request of the other Party) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the above, the control and conduct of any Tax Proceeding that involves an Asserted Liability will be governed by Section 11.5.

(b)Notwithstanding anything else to the contrary in this Agreement, this Section 6.10(b) shall govern the control and conduct of the Monroe Tax Proceedings to the extent such matter is not resolved prior to Closing by a final nonappealable court Order or a fully-executed settlement agreement among the parties to the Monroe Tax Proceeding. Following the Closing, the Seller shall control the conduct (at its cost and expense), through counsel of its own choosing, of the Monroe Tax Proceedings, provided, that, (i) the Seller shall use commercially reasonable efforts to diligently pursue a resolution of the Monroe Tax Proceedings favorable to the Acquired Companies, the Seller, and the Buyer, (ii) the Buyer shall have the right to participate in the conduct of the Monroe Tax Proceedings and to employ counsel, at its own expense, separate from the counsel employed by the Seller, (iii) the Seller shall promptly deliver to Buyer copies of any filings, correspondence or other documents received from or submitted to any Governmental Authority or any other Person in connection with the Monroe Tax Proceedings, (iv) the Seller shall provide the Buyer with a reasonable opportunity to review and comment on any correspondence, filings, or submissions relating to the Monroe Tax Proceedings prior to the submission, filing, or delivery thereof, and the Seller shall incorporate any reasonable comments provided by the Buyer, and (v) the Seller shall not consent to the entry of any judgment or settle, compromise, or discharge the Monroe Tax Proceedings (or any portion thereof) without the prior written consent of the Buyer (which consent will not be unreasonably withheld, conditioned or delayed); provided, that the prior written consent of the Buyer shall not be required if the resolution of the Monroe Tax Proceedings (A) involves a cumulative appraisal value for the real property subject to the Monroe Tax Proceedings of less than $50,000,000.00 in each of the applicable contested years, or (B) would not reasonably be expected to materially impair the Buyer’s ability to contest the value of such real property as it relates to taxable periods beginning on or after January 1, 2019. To the extent the Buyer, any Acquired Company, or any of their respective Affiliates receives or utilizes any Tax Refund that is attributable to the Monroe Tax Proceedings, the Buyer shall pay or cause to be paid the amount of such Tax Refund to the Seller within five (5) days of the receipt or utilization of such Tax Refund by the Buyer, any Acquired Company, or any of their Affiliates.

(c)From and after the Closing, the Buyer will use commercially reasonable efforts to keep the existing Monroe Bonds in place through the final resolution of the Monroe Tax Proceedings; provided, that (i) the Seller will reimburse the Buyer for the premiums and any other reasonable costs or expenses of maintaining the Monroe Bonds and (ii) neither the Buyer nor any Acquired Company shall be required to post any collateral with respect to the Monroe Bonds. In connection with or promptly following the final resolution of the Monroe Tax Proceedings, the Seller agrees to use commercially reasonable efforts to obtain the full release of the Acquired Companies from the Monroe Bonds. In the event the Buyer or any Acquired Company receives any cash collateral in connection with termination of the Monroe Bonds, the Buyer will promptly pay the amount of such cash collateral to the Seller.

(d)From and after the Closing, the Seller shall indemnify and hold harmless the Buyer and its Affiliates (including the Acquired Companies) against any Losses incurred or suffered by Seller or any of its Affiliates pursuant to or arising out of the Monroe Bonds or any agreement related thereto. Except as set forth in Section 6.10(c), neither the Buyer nor any of its Affiliates (including the Acquired Companies) shall have any obligation to keep the Monroe Bonds in effect from and after the Closing.

Section 6.11. Tax Treatment of Indemnification Payments. Any payments made to any Party pursuant to Section 6.8, Section 6.9 or Article 11 shall constitute an adjustment of the Purchase Price for applicable Tax purposes and shall be treated as such by the Parties on their Tax Returns to the extent permitted by Law.

Section 6.12. No Solicitation of Other Bids. From the Execution Date until the earlier of the Closing Date or the termination of this Agreement, the Seller agrees that it will not, directly or indirectly, engage in any negotiations with any Person other than the Buyer and its Affiliates regarding any Acquisition Proposals (as hereinafter defined); provided, however, that the Buyer hereby acknowledges that prior to the date of this Agreement, the Seller, its Affiliates and its and their respective Representatives provided information relating to the Acquired Companies and the Company Business and afforded access to, and engaged in discussions with, other Persons in connection with an Acquisition Proposal. Notwithstanding anything to the contrary herein, the Seller, its Affiliates and its and their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Proposal by indicating that the Seller and the Acquired Companies are subject to an exclusivity agreement and are unable to provide any information related to the Acquired Companies or the Company Business or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Proposal for as long as this Agreement remains in effect. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than the Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, equity exchange or other business combination transaction directly involving the Acquired Companies; (ii) the issuance or acquisition of any shares of capital stock or other equity securities in the Acquired Companies; or (iii) the sale, lease, exchange or other disposition of any material portion of the Company Assets outside of the ordinary course of business; provided, that for purposes of clarity, an Acquisition Proposal does not include any transactions involving the Seller or any of its Affiliates (including any transactions involving a change of control of the Seller and its Affiliates) so long as the Seller continues to directly own the Acquired Companies.

Section 6.13. Transferred Employees.

(a)Seller shall provide Buyer or its Affiliates with reasonable access to the Business Employees beginning as soon as reasonable after the date of this Agreement, so that Buyer or its Affiliates may discuss the offers of employment with the Business Employees. No later than ten (10) Business Days prior to the Closing, the Buyer (or one of its Affiliates) shall offer at-will employment to the Business Employees of Buyer’s choosing, which employment if accepted shall become effective as of the Closing Date (or, for an employee on long-term disability or an approved leave of absence as of the Closing Date, upon his or her return to work, provided that such return is within ninety (90) days of the Closing Date). The date of a Business Employee’s commencement of employment with Buyer or its Affiliate is referred to herein as his or her “Hire Date.” The base salary or hourly rate of pay included in such offer by Buyer or its Affiliate to any Business Employee shall not be less than the base salary or hourly rate of pay, as applicable, that each Business Employee receives from Seller immediately prior to the date of this Agreement. The terms and conditions of the other compensation opportunities and/or benefits included in such offers by Buyer or its Affiliates to any Business Employee shall be the same as those provided to similarly situated employees of Buyer and its Affiliates as of the Closing Date. In addition, any such offer of employment to a Business Employee shall be (i) in writing; (ii) contingent upon the occurrence of the Closing; (iii) held open for not less than five (5) Business Days after the offer is made; and (iv) expressly subject to satisfaction of Buyer’s standard on-boarding process and procedures, including but not limited to pre-employment drug testing and background check procedures. Seller and its Affiliates shall be solely responsible for any and all severance benefits payable to any Business Employee who does not become a Transferred Employee. Buyer shall promptly (and in no event more than five (5) Business Days after offers are made) inform Seller in writing of the identity of each Business Employee who accepts an offer of employment made pursuant to this Section 6.13(a). Business Employees who accept offers of employment made pursuant to this Section 6.13(a) and become employees of Buyer or its Affiliate on the Hire Date shall be referred to herein as a “Transferred Employee” or collectively the “Transferred Employees”. Seller shall undertake all necessary steps to terminate the Transferred Employees employment with MRMC as of the Hire Date.

(b)During the period commencing at the Hire Date and ending on the date that is the earlier of twelve (12) months from the Hire Date or the date of the Transferred Employee’s separation from employment with the Buyer or one of its Affiliates for any reason, the Buyer (or one of its Affiliates) shall provide each Transferred Employees with: (i) a base salary or hourly rate of pay that is no less favorable than the base salary or hourly rate of pay provided by MRMC to such Transferred Employee immediately prior to the Closing Date; and
(ii) other compensation opportunities (other than post-employment welfare benefits, change in control benefits and retention incentives) that are, in the aggregate, not less favorable than those that Buyer and its Affiliates provide to their similarly situated employees. The Transferred Employees shall participate and be eligible under the Buyer’s applicable short-term incentive plan on a pro-rated basis for the remainder of the calendar year after Closing under the same terms and conditions of similarly situated employees of the Buyer and its Affiliates.

(c)If the Buyer terminates the employment of a Transferred Employee, other than for Cause, within the one (1) year period following the Hire Date, the Buyer shall pay to such Transferred Employee, a severance amount equivalent to the greater of: (i) one (1) week’s worth of such Transferred Employee’s base salary or hourly pay (assuming a workweek of forty
(40) hours or, if lesser the number of hours regularly scheduled for such Transferred Employee immediately prior to the date of his or her termination of employment), as applicable, for every full or partial year of service with the Seller, MRMC and Buyer combined, with a minimum allowance of two (2) weeks and maximum of twenty-six (26) weeks, or (ii) the severance amount payable pursuant to the Buyer’s then-current severance policy. For purposes of this Section 6.13(c), “Cause” shall mean: (i) the indictment, conviction of, or plea of nolo contendere by the Transferred Employee to a felony or any crime involving moral turpitude or fraud which has adversely affected the Buyer; (ii) conduct by the Transferred Employee which brings Buyer into substantial public disgrace or disrepute; or (iii) gross negligence or willful misconduct by the Transferred Employee in providing the services required of such employee.

(d)Buyer shall use commercially reasonable efforts to (A) cause each Transferred Employee to be credited under any Buyer Benefit Plans under which the Transferred Employee becomes covered for his or her period of employment with Seller and its Affiliates and predecessors before the Closing, as if the Transferred Employee were so employed by Buyer for all purposes for which such service was recognized by Seller or its respective Affiliates and predecessors, except for service for benefit accrual purposes under any defined benefit plan of Buyer and except to the extent such credit would result in a duplication of benefits; and (B) cause each Transferred Employee to be eligible to participate in all Buyer Benefit Plans, including all retirement plans and all health and welfare plans and any applicable severance plans, maintained by Buyer or its Affiliates and generally available to employees of Buyer on the same terms and conditions as employees of Buyer or its Affiliates as of the first day of the first month following the Closing, without waiting periods or exclusions or limitations for pre- existing conditions. Notwithstanding the foregoing, Buyer shall not assume any liabilities or responsibilities relating to any Benefit Plans of Seller or its Affiliates, and Seller and its Affiliates, as applicable, shall remain fully liable and responsible for all liabilities, costs and expenses relating to all such Benefit Plans of Seller and its Affiliates. Buyer shall use commercially reasonable efforts to waive for each Transferred Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre- existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Affiliates applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of corresponding Benefit Plans of Seller or its Affiliates. Buyer shall use commercially reasonable efforts to give full credit under the welfare plans of Buyer and its Affiliates applicable to each Transferred Employee and his or her dependents for all co-payments, deductibles and other out-of-pocket amounts satisfied prior to the Closing in the same plan year as the Closing as if there had been a single continuous employer, provided that Seller cause such information to be delivered to Buyer within a reasonable time following the Closing Date.

(e)As of the Closing Date, Buyer shall use commercially reasonable efforts to cover (or cause to be covered) each Transferred Employee under one or more defined contribution plans and trusts intended to qualify under Section 401(a) of the Code (collectively, the “Buyer 401(k) Plan”). Buyer shall use commercially reasonable efforts to permit, and shall use commercially reasonable efforts to cause the Buyer 401(k) Plan to accept, direct rollovers of account balances from the MRMC 401(k) Plan (the “Martin 401(k) Plan”) with respect to Transferred Employees as soon as administratively feasible following the Closing. With respect to each Transferred Employee who has an outstanding plan loan from that will provide benefits to Transferred Employees participating in the Martin 401(k) Plan, such Transferred Employee may elect to roll over his or her entire account balance, including any plan loans, to the Buyer 401(k) Plan if (i) the rollover is initiated within 60 days following the Closing, and (ii) Seller directs the Martin 401(k) Plan record-keeper to provide Buyer’s Affiliate with information and documentation reasonably necessary to effect the rollover of such loans to the Buyer 401(k) Plan.

(f)Buyer and the Acquired Companies shall be liable for, under Buyer’s and such Acquired Companies’ workers’ compensation programs, with respect to the Transferred Employees, all claims for benefits that are based upon injuries occurring at any time at or after the applicable Hire Date; provided that, for the avoidance of doubt, Seller and its Affiliates shall be responsible for all liabilities (including liabilities for associated administrative functions) for workers’ compensation claims made for compensable injuries occurring before the Closing Date, regardless of whether the claim is filed before or after the Closing Date.

(g)Buyer and its Affiliates (including, following the Closing Date, the Acquired Companies) shall, effective as of the Closing Date, assume all liability for all earned or accrued but unused vacation benefits of the Transferred Employees to the extent reflected as a Current Liability in the Final Adjustment Amount, and Seller and its Affiliates shall be relieved of all liabilities for such benefits (and Seller shall retain all other employee-related liabilities, including payroll or compensation). Buyer and the Acquired Companies shall permit each Transferred Employee, during the balance of the calendar year during which the Closing occurs, to (i) take vacation days for the amounts of unused vacation assumed by Buyer and its Affiliates (including, following the Closing Date, the Acquired Companies) with respect to the Transferred Employee, and (ii) accrue and take additional vacation days, if any, to which the Transferred Employee would be entitled for such calendar year under the terms and conditions of the vacation policy of MRMC or its Affiliates, as the case may be, immediately prior to the Closing. For the calendar year following that in which the Closing occurs and each year thereafter, each Transferred Employee shall accrue vacation/paid time-off in accordance with Buyer’s or an Affiliate of Buyer’s vacation policies on the same terms and conditions as similarly-situated employees of Buyer or its Affiliates.

(h)Neither Buyer nor any of its Affiliates shall take any action after the Closing that would cause any termination of employment of any employees by Buyer or any of its Affiliates that occurs on or before the Closing to constitute a “plant closing” or “mass layoff” under the WARN Act, or to create any liability to Seller or any of its Affiliates for any employment terminations under applicable Law.

(i)Nothing contained in this Section 6.13 or elsewhere in this Agreement shall be construed to prevent the termination of employment of any individual Transferred Employee or any change in the employee benefits available to any individual Transferred Employee that is permitted by this Section

6.13; provided, however, that Buyer shall be solely responsible for liabilities, if any, with respect to any such termination. Nothing in this Section 6.13, express or implied, is intended to confer any rights, benefits, remedies, obligations or liabilities under this Agreement upon any Person (including any Transferred Employee) other than the Parties to this Agreement and their respective successors. Nothing contained in this Section 6.13 shall be construed as an amendment to any Benefit Plan or Buyer Benefit Plan, shall modify the at-will employment status of any Transferred Employee, or shall restrict the ability of Buyer and its Affiliates to terminate the employment of or modify the terms and conditions of employment of any Transferred Employee (provided that the modification in the terms and conditions of employment does not, without regard to this Section 6.13, cause a violation of any covenant in this Section 6.13).

(j)The Parties shall reasonably cooperate to effect the provisions of this

Section 6.14. Access to Information. From and after the Closing Date, the Buyer will grant to the Seller (and its Representatives), reasonable access at all reasonable times to all of the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers and electronic files relating to the business of the Acquired Companies (the “Records”), including the reasonable assistance of employees responsible for maintaining such Records, and will afford the Seller the right to take extracts therefrom and to make copies thereof, for such purposes as determined by the Seller to be reasonably necessary, including investigating, settling, preparing for, prosecuting, or defending any Claim or Legal Proceeding (including the Arcadia Insurance Proceeding, the Godeaux Proceeding and the Monroe Tax Proceedings), preparing reports to equityholders and Governmental Authorities, preparing and delivering accounting or other statements provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax Refunds, or responding to or disputing any Tax Proceeding, audit or the determination of any matter relating to the rights and obligations of the Seller or any of its Affiliates under this Agreement or any other Transaction Document or for such other purpose as the Seller may reasonably request. The Buyer will maintain such Records until the seventh anniversary of the Closing Date (or for such longer period of time as the Seller may reasonably determine is necessary in order to have the Records available with respect to Tax matters), or if any of the Records pertain to any Claim or dispute pending on the seventh anniversary of the Closing Date, the Buyer will maintain any of the Records designated by the Seller or its Representatives until such Claim or dispute is finally resolved and the time for all appeals has been exhausted. Notwithstanding anything to the contrary herein, the Seller will be entitled to retain a copy of the Records after the Closing.

Section 6.15. Insurance Matters.

(a)The Buyer acknowledges and agrees that, from and after the Closing Date (i) except as expressly provided in Section 6.15(b), the Seller or its Affiliates may terminate coverage with respect to the properties and assets of the Acquired Companies under any insurance policies maintained by the Seller or its Affiliates or with respect to which any Acquired Company is a named insured or otherwise the beneficiary of coverage (the “Seller Insurance Policies”); (ii) none of the properties or assets of the Acquired Companies will be covered under Seller Insurance Policies following the Closing Date, except, and only to the extent that Pre-Closing Insurance Claims are permitted under the terms of the Seller Insurance Policies that are “occurrence” based insurance policies; and (iii) the Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to post- Closing issuance coverage.

(b)After Closing, Buyer, on behalf of the Acquired Companies, may pursue any claims or losses covered under the Seller Insurance Policies, (i) but only with respect to claims that are made or losses that occurred prior to the Closing, and if and only to the extent that such claims or claims associated with such losses are claims or losses of an Acquired Company, and (ii) if an only to the extent such claims or claims associated with such losses may be made under the Seller Insurance Policies (“Pre-Closing Insurance Claims”). Seller shall use commercially reasonably efforts to cooperate with the Buyer in the pursuit of such claims, and the Buyer shall promptly reimburse Seller for documented out-of-pocket costs and expenses (including applicable deductibles) that Seller reasonably incurred after Closing in connection with such claims, exclusive of any costs and expenses to the extent relating to any expenses for which Seller would be required to indemnify Buyer pursuant to Section 11.2. Except as set forth in Section 6.24, in the event that, after Closing, Seller or any of its Affiliates receives insurance proceeds with respect to Pre-Closing Insurance Claims, then, within ten (10) Business Days of receipt, Seller shall pay, or cause to be paid, to the account(s) designated by Buyer an amount equal to such insurance proceeds, less Seller’s documented out-of-pocket costs and expenses reasonably incurred in connection with obtaining such insurance proceeds.

Section 6.16. Continuing Indemnification.

(a)Seller shall cause MRMC to maintain its current policy(ies) of directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing (“D&O Insurance Policy(ies)”), and the D&O Insurance Policy(ies) shall benefit the D&O Indemnified Persons who are currently covered by MRMC’s directors’ and officers’ liability insurance policy on the same terms and scope with respect to such coverage, and amount, for such individuals for six (6) years after the Closing.

(b)For a period of six (6) years after the Closing, the Buyer agrees to cause each Acquired Company to ensure that all rights to indemnification and advancement of expenses now existing in favor of the Seller and each of the Seller’s Affiliates and their respective members, shareholders, partners, directors, officers, managers, employees, representatives, and agents (collectively, the “D&O Indemnified Persons”), as provided in the respective Organizational Documents and indemnification agreements to which any Acquired Company is a party, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and the indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified (unless required by Law) in a manner that is adverse to any such Person; provided, that in the event any claim or claims are asserted or made within such 6-year period, all rights to indemnification and advancement of expenses in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(c)To the extent that there is a claim against one or more of the D&O Indemnified Person for which the Buyer or an Acquired Company is required to indemnify such D&O Indemnified Person or otherwise advance expenses to such D&O Indemnified Person in accordance with Section 6.16(b), then the Seller shall reasonably cooperate with the Buyer and such Acquired Company in connection with such claim and shall use its commercially reasonable efforts to submit such claim under the D&O Insurance Policy(ies). Unless prohibited under the applicable D&O Insurance Policy(ies) or applicable Law, to the extent that the Seller or its Affiliates receive any proceeds from the D&O Insurance Policy(ies) in connection with any such claim, the Seller shall remit or otherwise assign such proceeds to the Buyer and/or applicable Acquired Company when received, but only to the extent that Buyer and/or Acquired Company has actually paid expenses, costs or monies in satisfaction of and pursuant to the Buyer’s and/or the Acquired Company’s indemnification obligations in connection therewith.

(d)The obligations of the Buyer, the Seller and the Acquired Companies under this Section 6.16 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person to whom this Section 6.16 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 6.16 applies shall be third-party beneficiaries of this Section 6.16, each of whom may enforce the provisions of this Section 6.16).

(e)In the event that the Buyer, an Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or such Acquired Company, as the case may be, shall assume all of the obligations set forth in this Section 6.16. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Person is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Acquired Company or its officers, directors, managers and employees, it being understood and agreed that the rights provided for in this Section 6.16 are not prior to, or in substitution for, any such claims under any such policies.

Section 6.17. Disclaimer. THE BUYER:

(a)ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY THE SELLER, THE ACQUIRED COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OR ARTICLE 4 WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, (I) IN ACQUIRING THE MEMBERSHIP INTERESTS, THE BUYER IS ACQUIRING THE COMPANY ASSETS ON AN “AS IS, WHERE IS, WITH ALL FAULTS” BASIS AND (II) SELLER, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY DISCLAIMS, AND THE BUYER ACKNOWLEDGES AND AGREES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (1) TITLE TO ANY ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR THE COMPANY ASSETS, (3) ANY ESTIMATES OF THE VALUE OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR THE COMPANY ASSETS, OR FUTURE REVENUES GENERATED THEREBY, (4) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS OR THE COMPANY ASSETS OR (5) ANY OTHER DUE DILIGENCE INFORMATION, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES;

(c)ACKNOWLEDGES AND AGREES THAT NONE OF THE SELLER, THE ACQUIRED COMPANIES, THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR

RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE ACQUIRED COMPANIES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”), EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3 OR ARTICLE 4;

(d)ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION, INCLUDING THOSE ATTACHED AS EXHIBITS OR SCHEDULES TO THE TRANSACTION DOCUMENTS, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (III) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL
PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT, AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK;

(e)AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE SELLER, THE ACQUIRED COMPANIES, THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO THE BUYER, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO THE BUYER AND/OR ITS AFFILIATES, OR ANY BUYER’S AND/OR ITS AFFILIATES’ USE OF, ANY DUE DILIGENCE INFORMATION; AND

(f)THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 6.17 EXPRESSLY SURVIVE THE CLOSING DATE OR THE TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ARTICLE 10.

Section 6.18. Confidentiality. Except as required by applicable Law, each Party agrees that it will keep confidential and will not disclose or divulge the terms of this Agreement and the transactions contemplated hereby, unless such information is known, or until such information becomes known, to the public without wrongful disclosure by any disclosing Party or its attorneys, accountants, consultants, other professionals, Affiliates, or partners, or such information is required, in legal counsel’s written opinion, to be disclosed in legal or administrative proceedings; provided, however, that the Parties may disclose such information (i) to their respective attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services, (ii) to any Affiliate of the Seller or the Buyer, as applicable, and (iii) as reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.19. Company Guarantees.

(a)As soon as practicable after the Execution Date, the Buyer will use commercially reasonable efforts to obtain the release of Seller and its Affiliates (in form and substance reasonably satisfactory to the Seller) from the Company Guarantees listed in Schedule 6.19(a); provided that to satisfy such obligation, (a) with respect to the Company Guarantee on Schedule 6.19(a) that is a letter of credit, the Buyer shall offer to the beneficiary, effective as of the Closing, a replacement letter of credit on substantially similar terms as such Company Guarantee, and (b) with respect to the Company Guarantees on Schedule 6.19(a) that are bonds issued by RLI Insurance Company (the “RLI Bonds”), the Parties shall comply with the provisions set forth in Section 6.19(b).

(b)(i) As soon as practicable after the Execution Date, with respect to the RLI Bonds, Buyer will use commercially reasonable efforts to obtain replacement bonds on substantially comparable terms as the existing bonds (but Buyer is not required to pay premiums in excess of those set forth on Schedule 6.19(a) (other than ordinary course rate increases or other immaterial increases) or post collateral to obtain such bonds), (ii) if Buyer is unable to obtain replacement bonds prior to Closing, (A) Seller will use commercially reasonable efforts keep the existing bonds outstanding, (B) Buyer will reimburse Seller for the premiums of such bonds up to the amount set forth on Schedule 6.19(a) (plus ordinary course rate increases or other immaterial increases), and (C) Buyer will continue to try to replace the RLI Bonds (in accordance with clause (i) above) and (iii) in any event, Seller will not be required to maintain the RLI Bonds beyond 6 months following Closing.

(c)From and after the Closing, Buyer shall, and shall cause the Acquired Companies to, indemnify and hold harmless Seller and its Affiliates against any Losses incurred or suffered by Seller or any of its Affiliates pursuant to or arising out of the Company Guarantees listed in Schedule 6.19(a). Except as set forth in Section 6.19(a), neither Seller nor any of its Affiliates shall have any obligation to keep any such Company Guarantees in effect from and after the Closing.

Section 6.20. Amendment to Schedules. The Buyer agrees that, with respect to the representations and warranties contained in Article 3 and Article 4, the Seller shall have the continuing right until three (3) Business Days prior to Closing to add, supplement or amend the Schedules to its representations and warranties (including the addition of schedules that are responsive to the representations and warranties contained herein but for which no schedule is contemplated as of the Execution Date) with respect to any event, development, occurrence or non-occurrence of an event hereafter first occurring, or any condition first existing, after the Execution Date (and not resulting from the breach of any of the covenants or agreements herein by the Seller), which, if such event had occurred, or such condition had existed, prior to or on the Execution Date, would have been required to be set forth or described in such Schedules (each, a “Schedule Supplement”). For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.1 have been fulfilled, the Schedules to the representations and warranties contained in Article 3 and Article 4 shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in the Schedule Supplement; provided, that if the event, development, occurrence or non-occurrence of any event which is the subject of the Schedule Supplement gives Buyer the right to terminate this Agreement on account of a breach of Seller’s representations, warranties or covenants under this Agreement relating to the Schedule Supplement, but Buyer does not terminate this Agreement and the Closing occurs, then Buyer shall not be entitled to make any indemnity Claim with respect to the matter or matters on the Schedule Supplement that gave Buyer the right to terminate this Agreement.

Section 6.21. Use of Seller’s Marks and Other Intellectual Property.

(a)With respect to the phase-out of the use of the names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property (or any variation or derivative of such names, business names, trade names, brand names, registered and unregistered trademarks, logos, service marks or any other similar Intellectual Property confusingly similar thereto) of the Seller or any of its Affiliates, including the use of the names (including derivatives related thereto) or trademarks of “Martin”, “Martin Operating Partnership”, and “Martin Midstream” (collectively, the “Seller’s Marks”), the Buyer agrees that as soon as practicable following the Closing, but in no event later than one hundred twenty (120) days after Closing, the Buyer shall, and after the Closing shall cause the Acquired Companies to, cease and permanently discontinue any and all uses of any of Seller’s Marks and any colorable imitations thereof, and permanently remove or cover all Seller’s Marks from or on, or destroy, any assets of the Acquired Companies and any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the possession or under the control of the Acquired Companies bearing any of the Seller’s Marks, and provide the Seller with written confirmation thereof.

(b)In no event shall the Buyer or any of its Affiliates (including, after Closing, the Acquired Companies) use any of the Seller’s Marks after Closing in any manner or for any purpose different from the use of the Seller’s Marks by the Acquired Companies preceding the Closing, and none of them shall affix or include any of the Seller’s Marks, or any colorable imitations thereof, on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing. The Buyer, for itself and its Affiliates (including, after Closing, the Acquired Companies), agrees that, after the Closing Date, the Buyer and its Affiliates (including, after Closing, the Acquired Companies) will not do business or represent themselves as having any affiliation or business relationship with the Seller or any Affiliates of the Seller, except pursuant to any separate agreement entered into, or assumed by, the Buyer or its Affiliates on one hand, and the Seller or its Affiliates, on the other hand.

(c)The Buyer expressly acknowledges and confirms that the Seller is not transferring or assigning, and the Buyer shall not receive, any right, title or interest in or to (i) the Seller’s Marks, except the limited right to use for the sole purpose of permitting the Buyer to complete the phase-out in strict compliance with this Section 6.21 or (ii) any of Seller’s Intellectual Property, including knowledge and know-how, related to future projects. Notwithstanding anything to the contrary herein or in the other Transaction Documents, prior to the Closing Date, the Seller shall be permitted to cause the Acquired Companies to assign and transfer to the Seller or its Affiliates (other than the Acquired Companies) any and all right, title and interest that any of the Acquired Companies have or may have in or to the Seller’s Marks, including any goodwill therein. Furthermore, all use of the Seller’s Marks hereunder during the phase-out period shall be at all times subject to the direction and control of the Seller and any and all use thereof by the Buyer or the Acquired Companies hereunder shall inure to the exclusive benefit of the Seller, and the Buyer shall, and after the Closing shall cause the Acquired Companies to, comply with the Seller’s instructions and direction at all times.

Section 6.22. Assignment of Assets and Contracts.

(a)At or immediately prior to the Closing, the Seller shall, and shall cause MRMC, Martin Transport or other applicable Affiliate to, assign, and the applicable Acquired Company shall assume, only those Contracts, vehicles, assets and liabilities listed on Schedule 6.22 (the “Assigned Assets”) pursuant to the Martin Assignment and Assumption Agreements.

Prior to such assignment and assumption, Martin Transport shall pay all amounts due to the applicable lessor of each Assigned Vehicle and terminate such leases such that Martin Transport owns the Assigned Vehicles (the aggregate amount paid by Martin Transport and its Affiliates to effect such payoffs and terminations, the “Vehicle Buyout Amount”). The Seller shall not assign any assets or liabilities to any Acquired Company except for the Assigned Assets (other than current assets or current liabilities that will be discharged in full prior to Closing or included in Current Asset and Current Liabilities, respectively, to the extent consistent with the assets and liabilities reflected in the Financial Statements). The Martin Assignment and Assumption Agreements shall govern the matters contemplated thereby (including, without limitation, with respect to allocation of assets and liabilities related to non-transferable assets and the Assigned Assets) and shall be deemed to modify this Agreement with respect to the matters contemplated thereunder.

(b)Buyer, directly or through an Affiliate, shall have the option, but not the obligation, prior to the Closing Date, to elect, by written notice to Seller (the “Raines Notice”) to offer employment to Robert B. Raines, Jr. and assume responsibility for, the Raines Employment Agreement. If Buyer elects to offer employment to Robert B. Raines, Jr., and he accepts such employment, Seller shall cause MRMC to use commercially reasonable efforts to assign the Raines Employment Agreement to Buyer or such Affiliate, and Buyer or such Affiliate shall assume, the Raines Employment Agreement, pursuant to an assignment in substantially the form of a Martin Assignment and Assumption Agreement (including any required de minimis amendments to effect the assignment but without amendment to any material terms of the Raines Employment Agreement). If the Buyer does not deliver the Raines Notice prior to the Closing Date, or if Robert B. Raines, Jr. declines an offer of employment with Buyer or such Affiliate, but, within two (2) years of the Closing Date, Robert B. Raines, Jr. becomes an employee or independent contractor of Buyer or any of its Affiliates (excluding any portfolio company of any investment fund affiliated with Oaktree Capital Management, L.P. unless such portfolio company is also a Subsidiary of Hartree Partners, LP), the Buyer shall pay Seller, within five (5) Business Days of the first day of Robert B. Raines, Jr.’s service relationship with the Buyer or its Affiliate, an amount equal to 100% of the amount paid to Robert B. Raines, Jr. by MRMC as severance under the Raines Employment Agreement.

Section 6.23. Brine Release Matters. If not obtained prior to Closing, after the Closing, the Seller shall request (or otherwise use commercially reasonable efforts, including reasonable cooperation with Buyer to obtain) from the relevant Governmental Authority a written confirmation that no further action is necessary with respect to the Arcadia Brine Release. The Buyer will reasonably cooperate with the Seller with respect to the foregoing, including by making available to the Seller Transferred Employees familiar with the Arcadia Brine Release upon request by the Seller.

Section 6.24. Arcadia Legal Proceedings.

(a)At its cost and expense, the Seller or its designee shall have control of and appoint all counsel for the Arcadia Insurance Proceeding; provided, however, prior to, on, or after Closing, the Seller, in its sole discretion may elect to have all of Arcadia’s rights under the Arcadia Insurance Proceeding, and all proceeds recoverable in connection with the Arcadia Insurance Proceeding, including directly under Policy No. NG01119A, assigned to the Seller or one of its Affiliates, and if such election is made at or after Closing, the Buyer shall, and shall cause Arcadia to, execute all documents and take all actions reasonably requested by the Seller to accomplish such assignment. In addition to the foregoing, the Buyer shall, and shall cause each Acquired Company to, at the sole cost and expense of the Seller, take all other actions reasonably requested by the Seller in connection with the Arcadia Insurance Proceeding, including providing applicable documents and witnesses. To the extent the Buyer, any Acquired Company, or any of their respective Affiliates receives any proceeds under or pursuant to the Arcadia Insurance Proceeding, the Buyer shall pay or cause to be paid such amounts to the Seller within five (5) days of receipt thereof.

(b)From and after the Closing, at its cost and expense, the Seller or its designee shall assume and maintain control of and appoint all counsel for the Godeaux Proceeding. The Buyer shall, and shall cause each Acquired Company to, at the sole cost and expense of the Seller, take all actions reasonably requested by the Seller in connection with the Godeaux Proceeding, including (i) providing applicable documents and witnesses and (ii) actions to limit the Losses incurred by the Seller Group and the Acquired Companies arising out of and relating to the Godeaux Proceeding (and the events and facts that are the basis for the Godeaux Proceeding), including pursuing applicable (A) insurance or other similar proceeds and (B) any and all indemnification, contribution, and other similar rights (any proceeds or payments received with respect to clause (ii) or the Godeaux Proceeding, the “Godeaux Proceeds”). The Seller shall use commercially reasonable efforts to diligently pursue a resolution of the Godeuax Proceeding; provided that following the Closing, such resolution shall be within the limitations of this Section 6.24(b) with respect to settlements, compromises and discharges. Subject to Section 11.2(c), the Seller shall be entitled to all Godeaux Proceeds, and to the extent the Buyer, any Acquired Company, or any of their respective Affiliates receives any Godeaux Proceeds, the Buyer shall pay or cause to be paid such amounts to the Seller within five (5) days of receipt thereof. Notwithstanding anything to the contrary herein, from and after Closing, the Seller shall not, without the written consent of the Buyer, settle, compromise, or discharge the Godeaux Proceeding unless (i) such settlement or judgment includes an unconditional written release of the Buyer and the Acquired Companies from all Losses in respect of such third party claim and (ii) such settlement or judgement does not include any liabilities, obligations or relief other than solely monetary damages covered by the indemnity under Article 11.

(c)The Seller shall retain all documents of any kind, including but not limited to all notes, analyses, agreements and other documentation (collectively, the “Arcadia Documentation”) related to the Arcadia Insurance Proceeding and the Godeaux Proceeding (collectively, the “Arcadia Proceedings”), including any Arcadia Documentation subject to attorney-client privilege. All Arcadia Documentation shall be the sole and exclusive property of the Seller. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller (and not the Buyer or the Acquired Companies) shall be the sole holder of the attorney- client privilege with respect to each Arcadia Proceeding and the Arcadia Documentation, and none of the Buyer or the Acquired Companies shall be a holder thereof, (ii) to the extent that files of counsel in respect of the Arcadia Proceedings constitute property of the client, only the Seller (and neither the Buyer nor the Acquired Companies) shall hold such property rights and (iii) the Buyer shall not, and shall cause and ensure that none of the Acquired Companies, knowingly and voluntarily waive any rights to any privileges related to the Arcadia Proceedings without the prior written consent of the Seller, which call be withheld at the Seller’s sole and absolute discretion.

Section 6.25. Administrative Agent Consent. Prior to the earlier of (i) the Outside Date and (ii) the Closing, the Seller shall obtain the Administrative Agent Consent. Without limiting the foregoing, the Seller shall (i) request the Administrative Agent Consent from the Administrative Agent no later than five (5) Business Days following the Execution Date and (ii) promptly take all actions required by the Administrative Agent to obtain the Administrative Agent Consent. Following the Execution Date, the Seller shall keep the
Buyer apprised of the Seller’s efforts to obtain such consents and material developments related thereto.

Section 6.26. Termination of Affiliate Contracts. Excluding the Transition Services Agreement and the Martin Assignment and Assumption Agreements and except as provided in Schedule 6.19(a) or listed on Schedule 6.26, on or prior to the Closing, the Seller will cause the applicable Acquired Company to enter into a termination and release with the Seller or any Affiliate of the Seller (other than another Acquired Company) with whom such Acquired Company has an agreement or to whom such Acquired Company owes any obligation, other than directors’ and officers’ indemnity obligations; provided, that, the foregoing shall not be deemed a termination of any assignment or transfer of Company Assets by an Affiliate to any Acquired Company or any further assurance or similar obligations relating thereto.

ARTICLE 7
CONDITIONS TO CLOSING

Section 7.1. The Buyer’s Closing Conditions. The Buyer’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Buyer), at or prior to the Closing, of each of the following conditions:

(a)(i) The Fundamental Representations of the Seller shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), and (ii) all other representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) on and as of such specified date).

(b)The Seller will have performed or caused the Acquired Companies to have performed and complied in all material respects with all of the agreements, obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date; provided, that any agreements, obligations and covenants qualified as to materiality shall be performed and complied with in all respects.

(c)The Buyer shall have received (or the Seller shall be ready, willing and able to deliver) all of the Closing deliveries listed in Section 8.2.

(d)All Company Required Governmental Authorizations (other than any Company Required Governmental Authorization indicated with an asterisk on Schedule 3.4(a)) and Seller Required Governmental Authorizations that are required to be obtained prior to or at Closing will have been obtained and will be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(e)There will not be any action or proceeding by or before any Governmental Authority with respect to which an unfavorable Order would enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

(f)Each consents and approvals listed on Schedule 7.1(f) (the “Administrative Agent Consent”) shall have been received by the Buyer and shall be in form and substance reasonably acceptable to the Buyer.

(g)During the period between the Execution Date and the Closing Date, there shall not have been any event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect.

(h)During the period between the Execution Date and the Closing Date, there shall not have occurred any Casualty Loss or Taking involving aggregate Losses in excess of 10% of the Purchase Price.

Section 7.2. The Seller’s Closing Conditions. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by Law, waiver by the Seller), at or prior to the Closing, of each of the following conditions:

(a)(i) The Fundamental Representations of the Buyer shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects on and as of such specified date), and (ii) all other representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality qualifiers contained therein) on and as of such specified date).

(b)The Buyer will have performed and complied in all material respects with all the agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; provided, that any agreements, obligations and covenants qualified as to materiality shall be performed and complied with in all respects.

(c)The Seller shall have received (or the Buyer shall be ready, willing and able to deliver) all of the Closing deliveries listed in Section 8.3.

(d)The Buyer Required Governmental Authorizations will have been obtained and will be in full force and effect, and all applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(e)There will not be any action or proceeding by or before any Governmental Authority with respect to which an unfavorable Order would enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded; and

(f)The Administrative Agent Consent shall have been received by the Seller and shall be in form and substance reasonably acceptable to the Seller.

ARTICLE 8
CLOSING

Section 8.1. Closing. The “Closing” will be held at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas, 77002 or remotely via the exchange of documents and signatures by electronic transmission, on the later of (i) the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article 7 (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement) and (ii) June 28, 2019, or such other date as the Parties may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).

Section 8.2. The Seller’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Seller will execute and deliver (or cause to be executed and delivered) to the Buyer each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) to the Buyer each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)each Martin Assignment and Assumption Agreement, duly executed by the Seller, MRMC and/or Martin Transport, as applicable, and the applicable Acquired Company;
(b)the Membership Interest Assignment Agreement, duly executed by the Seller;

(c)the Transition Services Agreement, duly executed by the Seller;

(d)a certificate, dated as of the Closing Date, signed by a Responsible Officer of the Seller, certifying that the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(e)resignations or evidence of removal of each of the individuals who serves as an officer or manager of any Acquired Company in his or her capacity as such;

(f)an executed certificate of the Seller (or, if Seller is classified as an entity disregarded as separate from another Person, an executed certificate of such Person), dated as of the Closing Date and certifying that the Seller (or such Person) is not a “foreign person” within the meaning of Code Section 1445;

(g)	the Lien Release Letter;

(h)(i) an executed amendment to that certain Brine Pond and SWD System Servitude Agreement, effective June 1, 2019, between Arcadia and Martin Operating Partnership L.P. (the “Brine Servitude Agreement”) to reflect the proposed amended terms set forth on Exhibit F and (ii) an executed amendment to that certain Reciprocal Water Use Servitude Agreement ,effective June 1, 2019, between Arcadia and Martin Operating Partnership L.P. (the “Water Servitude Agreement”) to reflect the proposed amended terms set forth on Exhibit F; and

(i)originals of all certificates of title to the Assigned Vehicles that Seller has in its possession, duly endorsed for transfer by the Seller or Martin Transport, as applicable.

Section 8.3. The Buyer’s Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, the Buyer will execute and deliver (or cause to be executed and delivered) to the Seller or other applicable party, each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated):

(a)the Purchase Price in accordance with Section 2.2;

(b)the Membership Interest Assignment Agreement, duly executed by the Buyer;

(c)	the Transition Services Agreement, duly executed by the Buyer; and

(d)a certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 8.4. Waiver. The Parties acknowledge that the Buyer may waive the requirement for delivery of any of the items listed in Section 8.2 at Closing and that the Seller may waive the requirement for delivery of any of the items listed in Section 8.3 at Closing and that such waivers shall in no way effect the enforceability of the remainder of the terms of this Agreement.

ARTICLE 9
CASUALTY OR CONDEMNATION

Section 9.1. Casualty or Condemnation. Notwithstanding anything to the contrary in this Agreement, but without limiting Buyer’s conditions to Closing set forth in Section 7.1, in the event of (a) any loss, damage or casualty by fire, explosion, act of God, theft, vandalism, flood, wind, earthquake, sabotage, explosion, equipment failure or otherwise to any Company Assets (each, a “Casualty Loss”) or (b) any taking for public or private use, or any action by condemnation or in eminent domain or by agreement in lieu thereof, by or with any Person or Governmental Authority authorized to exercise such rights, affecting any or all of the Company Assets or any interest therein (each, a “Taking”), which Casualty Loss or Taking occurs during the period between the Execution Date and the Closing: (i) this Agreement shall not terminate as a result thereof, (ii) subject to Section 7.1(h) and Section 10.1, Buyer shall not have a termination right as a result of such Casualty Loss or Taking, (iii) Buyer shall not be entitled to indemnification as a result of such Casualty Loss or Taking or the effects of such Casualty Loss or Taking only if (A) such Casualty Loss or Taking causes the condition to Closing set forth in Section 7.1(h) not to be satisfied and, notwithstanding the failure of such condition, Buyer elects to proceed with the Closing and (B) the Seller confirms in writing prior to the Closing that the condition set forth in Section 7.1(h) has not been satisfied, (iv) the Purchase Price shall not be adjusted to reflect such Casualty Loss or Taking, (v) Seller shall cause the applicable Acquired Company to claim against its insurance policies and seek any other available third party recourse related to such Casualty Loss or Taking, to the extent applicable (any such claims or proceeds thereof shall be ignored for purposes of calculating Net Working Capital), and (vi) if the Closing occurs,

Seller and the applicable Acquired Company shall pay to Buyer all sums (not to exceed the Purchase Price) paid to Seller and the applicable Acquired Company by any third party by reason of such Casualty Loss or Taking, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer, to the extent permitted thereby, all of the rights, title and interest of Seller and the applicable Acquired Company in and to any such claims, causes of action, unpaid proceeds or other payments from any third party, including any policy or agreement of insurance or indemnity, arising out of such Casualty Loss or Taking.

ARTICLE 10
TERMINATION RIGHTS

Section 10.1. Termination Rights. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing as follows:

(a)by mutual written consent of the Buyer and the Seller;

(b)by the Seller or the Buyer if there shall be in effect any Law or final non- appealable Order of a Governmental Authority of competent jurisdiction restraining, permanently enjoining, preventing or otherwise prohibiting or making unlawful the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Seller, on the one hand, or the Buyer, on the other hand, if such Order was primarily due to the failure of the Seller, on the one hand, or the Buyer, on the other hand, to perform any of their respective obligations under this Agreement;

(c)by the Seller in the event that there will have been a breach or inaccuracy of Buyer’s representations and warranties in this Agreement or a failure by Buyer to perform its obligations and covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) would not be satisfied (provided that none of the representations and warranties set forth in Article 3 or Article 4 will have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.1(a) not to be satisfied and there has been no failure by the Seller to perform its covenants in such a manner as would cause the condition set forth in Section 7.1(b) not to be satisfied); provided, however, that the Seller will provide notice to the Buyer as soon as practicable after becoming aware of any such breach, inaccuracy or failure of the Buyer; and provided further, that if such breach, inaccuracy or failure is curable by the Buyer through the exercise of its commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Buyer receives written notice of such violation or breach and the Outside Date) from the date the Buyer receives notice of such breach, inaccuracy or failure from the Seller, as long as Buyer continues to exercise such commercially reasonable efforts, the Seller may not terminate this Agreement under this Section 10.1(c) prior to the later of (x) the Outside Date or (y) the end of such 30-day period;

(d)by the Buyer in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article 3 or Article 4 or a failure by the Seller to perform its obligations and covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied (provided that none of the representations and warranties of the Buyer will have become and continue to be untrue in a manner that would cause the condition set forth in Section 7.2(a) not to be satisfied and there has been no failure by the Buyer to perform its covenants in such a manner as would cause the condition set forth in Section 7.2(b) not to be satisfied); provided, however, that Buyer will provide notice to the Seller as soon as practicable after becoming aware of any such breach or inaccuracy of the Seller; and provided further, that if such breach or inaccuracy is curable by the Seller through the exercise of commercially reasonable efforts then, for up to thirty (30) days (or any shorter period of time that remains between the date the Seller receives written notice of such violation or breach and the Outside Date) from the date the Seller receives notice of such breach or inaccuracy from the Buyer, as long as the Seller continues to exercise such commercially reasonable efforts, the Buyer may not terminate this Agreement under this Section 10.1(d) prior to the later of (x) the Outside Date or (y) the end of such 30-day period; or

(e)by either the Buyer or the Seller following the Outside Date; provided that the right to terminate this Agreement under this Section 10.1(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the cause of, or will have resulted in, the failure of the Closing to occur on or before the Outside Date.

Section 10.2. Effect of Termination.

(a)In the event of the termination of this Agreement pursuant to Section 10.1, all obligations and rights of the Parties will terminate, except for the provisions of Section 6.3(b), Section 6.3(c), Section 6.4, Section 6.17, Section 6.18, this Section 10.2 (including, for the avoidance of doubt, Section 10.2(b)), Section 10.3, Section 11.6 and Article 12; provided that the Confidentiality Agreement will remain in full force and effect following any termination of this Agreement pursuant to this Article 10; provided, further, that nothing in this Section 10.2 shall limit the liability of the Seller for any Willful Misconduct or Fraud. Solely with respect to this Section 10.2(a), “Willful Misconduct” means (a) a material breach that is a consequence of an action undertaken or failure to act by the breaching Party with the actual knowledge (without investigation or further inquiry) that the taking of such action or such failure to act would constitute a material breach of this Agreement, and (b) which has actually resulted in the failure of one or more Closing conditions set forth in Section 7.1 (if Seller is the breaching Party) or in Section 7.2 (if Buyer is the breaching Party) to be satisfied (provided that at the time of such termination all conditions precedent to the obligations of the breaching Party set forth in Section 7.1 or Section 7.2, as applicable, have been satisfied or waived by the breaching Party in writing (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing))

(b)For the avoidance of doubt, the Seller shall not be entitled to terminate this Agreement prior to the Outside Date to the extent the Administrative Agent Consent has not been obtained as of such time. If the Administrative Agent Consent has not been obtained, and the Buyer terminates this Agreement or the Seller terminates this Agreement after the Outside Date, and at such time all other conditions to Closing set forth in Section 7.2 (excluding, for the avoidance of doubt, Section 7.2(f)) have been satisfied or waived (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing), then, subject to Section 11.6, nothing in this Section 10.2 shall limit the liability of the Seller.

Section 10.3. Remedies.

(a)Notwithstanding anything herein to the contrary, if this Agreement is terminated pursuant to (i) Section 10.1(c) upon the Buyer’s breach of any representation, warranty or covenant contained in this Agreement or (ii) Section 10.1(b) or Section 10.1(e) and at such time the Seller had the right to terminate this Agreement pursuant to Section 10.1(c), then Seller may deliver written notice to the Buyer that the Seller has elected to terminate the Agreement and demand the Break Up Fee pursuant to this Section 10.3, and Buyer shall, within five (5) Business Days of Buyer’s receipt of such notice, pay the Seller, or its designee, $9,675,000.00 (the “Break Up Fee”) by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Seller to Buyer (the “Break Up Fee Payment Date”). In the case of any Legal Proceeding with respect to the Buyer’s liability under this Section 10.3 in connection with the termination of this Agreement (including Buyer’s obligation to pay the Break Up Fee), the substantially prevailing party in such action shall be entitled to receive from the non-prevailing party its reasonable out-of-pocket costs and expenses, including attorneys’ fees, with respect to such action.

(b)Unless and until Closing occurs, other than in the case of Fraud or Willful Misconduct (as opposed to a bona fide belief that such action or failure to act would not constitute a material breach of this Agreement, even if a material breach of this Agreement is subsequently found to have occurred by a court of competent jurisdiction or other Person) with respect to Section 10.3(a), the Seller’s sole and exclusive remedy for any breach of this Agreement by the Buyer or Buyer Parent shall be (i) the remedies contemplated by Section 10.3(a) in connection with a termination of the Agreement or (ii) to seek specific performance of this Agreement in accordance with Section 12.16.

(c)Upon Seller’s receipt of the Break Up Fee, other than in the case of Fraud or Willful Misconduct (as opposed to a bona fide belief that such action or failure to act would not constitute a material breach of this Agreement, even if a material breach of this Agreement is subsequently found to have occurred by a court of competent jurisdiction or other Person) with respect to Section 10.3(a), neither Buyer nor any of its Affiliates shall have any liability or obligation to the Seller relating to or arising out of this Agreement or the transactions contemplated hereby. UPON SELLER’S RECEIPT OF THE BREAK UP FEE, OTHER THAN IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT (AS OPPOSED TO A BONA FIDE BELIEF THAT SUCH ACTION OR FAILURE TO ACT WOULD NOT CONSTITUTE A MATERIAL BREACH OF THIS AGREEMENT, EVEN IF A MATERIAL BREACH OF THIS AGREEMENT IS SUBSEQUENTLY FOUND TO HAVE OCCURRED BY A COURT OF COMPETENT JURISDICTION OR OTHER PERSON) WITH RESPECT TO SECTION 10.3(A), THE SELLER (ON ITS BEHALF AND ON BEHALF OF ITS AFFILIATES) RELEASES THE BUYER AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH.

(d)Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the provisions contained in this Agreement would result in material irreparable injury to the other Party or their respective Affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Accordingly, the Parties agree that they shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which any Party is entitled at law or in equity. The Parties further agree (i) to cooperate fully in any attempt by the other Party to obtain any such equitable remedy, (ii) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (iii) not to assert that a remedy of specific performance is unenforceable, invalid or contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties acknowledges and agrees that such right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, the Parties would not have entered into this Agreement.

(e)Each of the Parties acknowledges and agrees that in light of the difficulty of accurately determining actual damages with respect to the foregoing, solely in the circumstances in which the Break Up Fee is payable pursuant to this Section 10.3, the amount of the Break Up Fee constitutes a reasonable estimate of the damages that will be suffered by Seller by reason of any such termination of this Agreement in the circumstances contemplated by this Section 10.3 and constitutes liquidated damages (and not a penalty).

ARTICLE 11
INDEMNIFICATION

Section 11.1. Survival. All representations and warranties contained in this Agreement will survive for fifteen (15) months after the Closing Date; provided, however that the Fundamental Representations shall survive indefinitely after the Closing Date (except (i) the representations and warranties contained in Section 3.13 (Taxes) shall survive until the date that is 30 days after the expiration of the statute of limitations applicable to any Claim arising in respect thereof and (ii) the representations and warranties contained in Section 3.14 (Environmental Matters) shall survive for three (3) years after the Closing Date). The obligations, covenants and agreements of the Parties contained in this Agreement will survive the Closing in accordance with their terms; provided that the right of any Party to make a claim for breach of any obligation or covenant of a Party that is (a) to be performed or satisfied at or before the Closing, will terminate on the Closing Date or (b) to be performed or satisfied after the Closing, will terminate thirty (30) days following the satisfaction or performance of such obligation or covenant.

Section 11.2. Indemnification by the Seller. Subject to the limitations on recourse and recovery set forth in this Article 11, from and after the Closing, the Seller will, indemnify, defend and hold harmless the Buyer and its Affiliates and each of their respective officers, directors, managers, members and employees (the “Buyer Indemnified Parties”) from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)the inaccuracy or breach of any representation or warranty made by the Seller in Article 3 or Article 4;

(b)any non-fulfillment or breach by Seller of any obligation, covenant or agreement on the part of the Seller contained in this Agreement;

(c)any Losses arising out of the Godeaux Proceeding and any Losses arising from any other Legal Proceeding (whether asserted before, on or after the Closing Date) arising out of the underlying facts and circumstances of the Godeaux Proceeding;

(d)any Losses resulting from the Release of brine described in that certain letter re: Incident #19-021945, Arcadia Gas Storage, LLC, dated May 21, 2019, sent by Seller to the Department of Public Safety and Corrections, Office of State Police, TESS-Right-to-Know Unit, P.O. Box 66168, Baton Rouge, LA 70896 (the “Arcadia Brine Release”); provided, however that such remediation or cleanup activities shall not be required to attain any standard more stringent than those standards applicable to industrial property usage, using such remediation and cleanup methods and means designed to minimize the costs of such remediation and cleanup as are permitted under Environmental Laws; and

(e)	any and all Seller Taxes.

Section 11.3. Indemnification by Buyer. Subject to the limitations on recourse and recovery set forth in this Article 11, from and after the Closing, the Buyer will indemnify, defend and hold harmless the Seller and its Affiliates and each of their respective officers, directors, managers, members and employees from and against any and all Losses imposed upon or incurred after the Closing in connection with, arising out of or resulting from:

(a)the inaccuracy or breach of any representation or warranty made by Buyer in Article 5; and

(b)any non-fulfillment or breach by Buyer of any obligation, covenant or agreement on the part of the Buyer contained in this Agreement.

Section 11.4. Limitations.

(a)None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 11.2(a) with respect to a claim or series of related claims if such claim or series of related claims arising out of the same or similar set of facts or circumstances where the Losses related thereto are less than $100,000 (each, a “De Minimis Loss”). The Seller will not have any liability pursuant to Section 11.2(a) until the aggregate amount of all Losses, not including any De Minimis Losses, actually incurred by the Buyer Indemnified Parties with respect to such matters exceeds one percent (1%) of the Purchase Price (the “Deductible”), in which case the Buyer Indemnified Parties shall have the right to seek indemnification for all Losses in excess of, but not including, the Deductible (it being understood that any Claim (including any related Claims) for amounts less than the De Minimis Loss shall be ignored in determining whether the Deductible has been exceeded, and no Buyer Indemnified Party shall have the right to seek indemnification for any amount less than the De Minimis Loss regardless of whether the Deductible has been exceeded); provided, however, that the limitations set forth in this Section 11.4(a) shall not apply to Losses based on breaches of the Fundamental Representations or the representations and warranties contained in Section 3.13.

(b)Notwithstanding any other provision in this Agreement to the contrary, the Seller’s aggregate liability under Section 11.2(a) shall be limited to ten percent (10%) of the Purchase Price (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to Losses based on breaches of the Seller’s Fundamental Representations, the representations and warranties in Section 3.13 or Fraud or Willful Misconduct. Notwithstanding anything to the contrary herein, the aggregate liability of the Seller with respect to indemnifiable Losses pursuant to Section 11.2 (including Losses based upon a breach of a Fundamental Representation, a breach of covenant under Section 11.2(b), Losses arising out of the Godeaux Proceeding and/or Fraud or Willful Misconduct and Losses based on Section 11.2(c), Section 11.2(d) and Section 11.2(e)) shall be limited to the amount of the aggregate Purchase Price actually received by the Seller.

(c)No indemnifying Person will be liable for any Losses that are subject to indemnification under Section 11.2 or Section 11.3 unless a written demand for indemnification under this Agreement is delivered by the indemnified Person to the indemnifying Person with respect thereto prior to 5:00 P.M. Central Time on the date pursuant to Section 11.1 on which the survival period of the applicable representations and warranties or covenants expires, to assert a Claim for indemnification describing such Claim in reasonable detail, including the factual circumstances giving rise to and the provisions under this Agreement on which such Claim is based. Notwithstanding the foregoing, any Claim for indemnification under this Agreement that is duly brought prior to such time will survive until such matter is resolved.

(d)Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Party or any of its Affiliates be entitled to recover more than one time for any Loss under this Agreement, and to the extent a Party or any of its Affiliates is compensated for a matter through the adjustments provided for in Section 2.3 or otherwise, such Party and its Affiliates will not have a separate right to indemnification for such matter. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under this Article 11, as applicable, only one recovery of Losses shall be allowed, and in no event shall there be any indemnification or duplication of payments or recovery under different provisions of this Agreement arising out of the same facts, conditions or events.

Section 11.5. Claims Procedures.

(a)Promptly after receipt by any indemnified Person of notice of the commencement or assertion of any Claim or Legal Proceeding by a third party or circumstances which, with the lapse of time, such indemnified Person believes is likely to give rise to a Claim or Legal Proceeding by a third party or of facts causing any indemnified Person to believe it has a Claim for indemnification hereunder (an “Asserted Liability”), such indemnified Person will give prompt written notice thereof (the “Claim Notice”) to the relevant indemnifying Person; provided that in any event, such indemnified Person will give the Claim Notice to the indemnifying Person no later than thirty (30) days after becoming aware of such Asserted Liability. As long as the Claim Notice is given in accordance with Section 11.4(c), the failure to so notify the indemnifying Person will not relieve the indemnifying Person of its obligations or liability hereunder, except to the extent such failure prejudices the indemnifying Person. The Claim Notice will describe the Asserted Liability in reasonable detail, and will indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. The indemnified Person and the indemnifying Person agree to keep each other reasonably appraised of any additional information concerning any Asserted Liability.

(b)As to an Asserted Liability arising from a third party action, the indemnifying Person will be, subject to the limitations set forth in this Section 11.5, entitled to assume control of and appoint lead counsel for such defense only for as long as it conducts such defense with reasonable diligence; provided, however, that (i) in order to assume a third-party action, the indemnifying Person must acknowledge in writing to the indemnified Person its obligation to indemnify the indemnified Person in full without reservations with respect to such third-party action, and (ii) the indemnifying Person shall not be entitled to control the defense of any third-party action if (A) such third-party action involves criminal charges, (B) such third- party action seeks to impose any liability on the indemnified Person other than monetary damages, (C) such third-party action is part of a larger claim or series of related claims that do not relate to Losses hereunder, (D) the indemnified Person reasonably determines in good faith that the indemnified Person is likely to be responsible for a majority of the Losses associated with such third-party action (e.g., due to the limitations set forth in Section 11.4) or (E) the indemnified Person reasonably and in good faith believes that such third party action would reasonably be likely to be materially detrimental to the reputation, customer or supplier relations or future business prospects of the indemnified Person or any of its Affiliates. The indemnifying Person will keep the indemnified Persons advised of the status of such third party action and the defense thereof on a reasonably current basis and will consider in good faith the recommendations made by the indemnified Persons with respect thereto. If the indemnifying Person assumes the control of the defense of any third party action in accordance with the provisions of this Section 11.5, the indemnified Person will be entitled to participate in the defense of any such third party action and to engage, at its expense, separate counsel of its choice for such purpose, it being understood, however, that the indemnifying Person will continue to control such defense; provided that notwithstanding the foregoing, the indemnifying Person will pay the reasonable costs and expenses of such defense (including reasonable attorneys’ fees) of the indemnified Persons if (x) the indemnified Person’s outside counsel will have reasonably concluded and advised in writing (with a copy to the indemnifying Person) that there are defenses available to such indemnified Person that are different from or additional to those available to the indemnifying Person, or (y) the indemnified Person’s outside counsel will have advised in writing (with a copy to the indemnifying Person) the indemnified Person that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel for the indemnifying Person and the indemnified Person. An indemnifying Person shall not, without the written consent of the indemnified Person, settle any third party action or consent to the entry of any judgment with respect thereto unless (i) such settlement or judgment includes an unconditional written release of the indemnified Person from all Losses in respect of such third party claim and (ii) such settlement or judgement does not include any liabilities, obligations or relief other than solely monetary damages covered by the indemnity hereunder. If the indemnified Person has retained or assumed the defense, it shall not agree to any settlement without the written consent of the indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(c)Each Party will cooperate in the defense or prosecution of any Asserted Liability arising from a third party action and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(d)In the case of a Claim not based upon a third party action (“Direct Claim”), the indemnifying Person shall have forty-five (45) days from its receipt of the Claim Notice to either (i) admit its obligation to provide indemnification or (ii) dispute the Claim for indemnification, and provide a written explanation for its position and supporting documentation. In the event that the indemnifying Person disputes a Claim Notice for a Direct Claim, the Parties, including appropriate management representatives, shall promptly seek to negotiate a resolution in good faith. If the Parties are unable to resolve the dispute within ninety (90) days after the indemnifying Person first receives the Claim Notice for a Direct Claim, then the indemnified Person may seek any remedy available to it under this Agreement. If the indemnifying Person fails to respond to the Claim Notice relating to a Direct Claim within such 45-day period, then the indemnifying Person shall be conclusively deemed obligated to provide indemnity for all reasonable costs and expenses relating to the Direct Claim referenced in the Claim Notice.

(e)With respect to any Direct Claims, the indemnifying Person shall pay an indemnification payment due under this Article 11 to the indemnified Person within five (5) Business Days after it is established (by final non-appealable court Order or agreement of the parties) that the indemnified Person is entitled to such payment under this Article 11. If a Claim involves an undisputed and disputed portion, the indemnifying Person will promptly pay the undisputed portion, and the disputed portion will be paid as, if and when determined.

Section 11.6. Waiver of Remedies.

(a)EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE REPRESENTATIONS SET FORTH IN ARTICLE 3 OR ARTICLE 4 OR WILLFUL MISCONDUCT OR AS EXPRESSLY SET FORTH IN THE TRANSITION SERVICES AGREEMENT OR ANY MARTIN ASSIGNMENT AND ASSUMPTION AGREEMENT, THE PARTIES HEREBY AGREE THAT FROM AND AFTER THE CLOSING NO PARTY WILL HAVE ANY LIABILITY, AND NO PARTY WILL (AND EACH PARTY WILL CAUSE ITS RESPECTIVE AFFILIATES NOT TO) MAKE ANY CLAIM, FOR ANY LOSS OR ANY OTHER MATTER, UNDER, RELATING TO OR ARISING OUT OF THIS AGREEMENT (INCLUDING BREACH OF REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT), ANY TRANSACTION DOCUMENT OR ANY

OTHER CONTRACT OR OTHER MATTER DELIVERED PURSUANT HERETO, OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE, EXCEPT FOR A CLAIM FOR INDEMNIFICATION PURSUANT TO THIS ARTICLE 11, AND THIS ARTICLE 11 SETS FORTH THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO THE PARTIES AND ANY OTHER PERSON ENTITLED TO INDEMNIFICATION HEREUNDER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, SUBJECT TO SECTION 6.3(C), SECTION 6.16, SECTION 6.19 AND SECTION 12.16. NEITHER THE SELLER NOR THE BUYER WILL HAVE ANY REMEDIES OR CAUSE OF ACTION (WHETHER IN CONTRACT OR IN TORT) FOR ANY STATEMENTS, COMMUNICATIONS, DISCLOSURES, FAILURES TO DISCLOSE, REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT.

(b)IN FURTHERANCE OF THE FOREGOING, THE BUYER HEREBY WAIVES AND RELEASES FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER LAW, AND AGREES NOT TO SUE, FOR ANY AND ALL CLAIMS (OTHER THAN CLAIMS FOR EQUITABLE RELIEF RELATED TO THE BREACH OF ANY COVENANT OR AGREEMENT OF THE SELLER CONTAINED IN THIS AGREEMENT REQUIRING PERFORMANCE AFTER THE CLOSING) BUYER OR ANY OF ITS AFFILIATES, INCLUDING THE ACQUIRED COMPANIES WITH RESPECT TO THE PERIOD FROM AND AFTER THE CLOSING DATE, MAY HAVE AGAINST THE SELLER OR ANY OF ITS AFFILIATES, INCLUDING THE ACQUIRED COMPANIES WITH RESPECT TO THE PERIOD PRIOR TO THE CLOSING DATE, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR ADVISORS RELATING TO OR ARISING FROM (I) THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, OR (II) THE COMPANY BUSINESS, THE MEMBERSHIP INTERESTS, OR THE ASSETS OF THE ACQUIRED COMPANIES, INCLUDING THE COMPANY ASSETS, OR (III) ANY ACTIONS OR OMISSIONS BY ANY OFFICER, DIRECTOR OR EMPLOYEE OF THE ACQUIRED COMPANIES, THE SELLER OR ANY OF ITS AFFILIATES, IN SUCH PERSON’S CAPACITY AS SUCH, OR BY THE SELLER, IN ITS CAPACITY AS A MEMBER OF THE ACQUIRED COMPANIES PRIOR TO THE CLOSING, PROVIDED ANY SUCH ACTIONS WERE TAKEN OR OMISSIONS WERE AVOIDED, IN EACH CASE, IN GOOD FAITH, EXCEPT IN THE CASE OF FRAUD WITH RESPECT TO THE REPRESENTATIONS SET FORTH IN ARTICLE 3 OR ARTICLE 4 OR WILLFUL MISCONDUCT OR PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE 11 AND REGARDLESS OF WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE SELLER’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

(c)NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR THE FOLLOWING (“NON-REIMBURSABLE DAMAGES”): SPECIAL DAMAGES, PUNITIVE DAMAGES, EXEMPLARY DAMAGES, INCIDENTAL DAMAGES, CONSEQUENTIAL DAMAGES, OR INDIRECT DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, DIMINUTION IN VALUE OR LOST OR DELAYED BUSINESS BASED ON VALUATION METHODOLOGIES ASCRIBING A DECREASE IN VALUE TO THE ACQUIRED COMPANIES, ON THE BASIS OF A MULTIPLE OF A REDUCTION IN A MULTIPLE-BASED OR YIELD-BASED MEASURE OF FINANCIAL PERFORMANCE, IN EACH CASE ONLY TO THE EXTENT SUCH DAMAGES ARE NOT DIRECT DAMAGES),

WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT TO A CLAIM BY A THIRD PARTY WILL NOT BE DEEMED NON- REIMBURSABLE DAMAGES.

Section 11.7. Determination of Amount of Damages; Mitigation.

(a)The amount of any Losses for which indemnification is provided under this Article 11 will be limited to the Losses suffered by the indemnified Person and will be computed net of (i) any insurance or other proceeds actually received by the indemnified Person in connection with such Losses, (ii) any net Tax benefit actually realized (including as a result of any deduction or credit) by the indemnified Person or any of its Affiliates as a result of such Losses, (iii) any indemnity, contribution or other similar payment the indemnified Person actually received from any Person with respect to such Loss, and (iv) any other payment or monetary recoupment received, realized or retained by the indemnified Person as a result of the events giving rise to the Claim, in each case with respect to clauses (i), (iii) and (iv), solely to the extent any such payments or other monetary recoupment are first received from an unaffiliated third party. Any indemnified Person that becomes aware of Losses for which it intends to seek indemnification hereunder will use commercially reasonable efforts to pursue claims and collect any amounts to which it may be entitled under insurance policies or from third parties (pursuant to indemnification agreements or otherwise) and will use commercially reasonable efforts to mitigate such Losses; provided that the indemnified Person will promptly notify either (y) the Seller, if such indemnified Person is the Buyer, or (z) the Buyer, if such indemnified Person is a Seller, in each case, of any efforts to mitigate. If any third party recovery or insurance recovery is realized after having previously received indemnity Claim proceeds hereunder, such indemnified Person will promptly tender to the respective indemnifying Person an amount equal to such third party recovery or insurance recovery up to the amount of the indemnity Claim proceeds paid by the indemnifying Person. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article 11 for any Loss underlying such indemnification claim to the extent that such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy (including any such change in GAAP or application thereof), or in any Tax reporting practice of the Acquired Companies. In no event shall the Seller have any liability for indemnification under this Article 11 for any Losses to the extent such Losses are caused or initiated by any action or omission by any Buyer Indemnified Party or any Acquired Company at the request or direction of any Buyer Indemnified Party, including to the extent any Losses resulted from the bad faith, gross negligence or Willful Misconduct of such Buyer Indemnified Parties.

(b)For purposes of determining the amount of Losses and determining whether any breach of a representation or warranty has occurred or any inaccuracy in any representation or warranty exists, any reference to “Material Adverse Effect,” “materiality,” “material” or any other similar qualifier shall be disregarded (except in Section 3.6 and the term “Material Contract”).

(c)The Parties agree that each indemnified Person shall exercise commercially reasonable efforts to mitigate any Losses hereunder within a reasonable amount of time following the discovery by such indemnified Person of the fact, event or circumstance giving rise to such Losses (and for an indemnified Person that is not a natural Person, the bringing to the attention of a responsible officer thereof of such fact, event or circumstance).

ARTICLE 12
MISCELLANEOUS

Section 12.1. Successors and Assigns. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party will assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that any Party hereto may assign its rights and obligations hereunder to an Affiliate but such assignment shall not release such Party from its obligations hereunder; provided, further that neither Buyer Parent nor Seller Parent may assign this Agreement.

Section 12.2. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by reputable national overnight courier service or by registered or certified mail (postage prepaid) to the Parties at the following addresses, as applicable:

If to the Buyer, to:	Hartree Bulk Storage, LLC 1185 Avenue of the Americas, 9th Floor New York, NY 10036 Attention: Scott Levy
with a copy to (which will not constitute notice):

Oaktree Capital Management, L.P. 333 South Grand Ave., 28th Floor Los Angeles, CA 90071 Attention: Emily Stephens

Vinson & Elkins L.L.P. Trammel Crow Center
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201 Attention:
John Grand
Peter C. Marshall

If to the Seller:	Martin Operating Partnership L.P. 4200 Stone Road Kilgore, Texas 75662 Attention: Chris Booth
with a copy to (which will not constitute notice):	Locke Lord LLP 600 Travis Street, Suite 2800 Houston, Texas 77002 Attention: Kevin Peter

or to such other address or addresses as the Parties may from time to time designate in writing. For purposes of any notice requirements hereunder, delivery shall have deemed to be made (i) on the date of such delivery if delivered personally, (ii) on the date that is the day after the date on which such notice is sent through a reputable national overnight courier service, or (iii) on the date that is five days after the date on which such notice is sent by registered or certified mail.

Section 12.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. Any .pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 12.4. Rights. The failure of a Party to exercise any right granted hereunder will not impair nor be deemed a waiver of such Party’s privilege of exercising that right at any subsequent time or times, except as expressly provided herein.

Section 12.5. Amendments. This Agreement may not be amended or modified in any manner except by a written document signed by the Parties that expressly amends this Agreement.

Section 12.6. No Waiver. No waiver by a Party of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless expressly provided. No waiver will be effective unless made in writing and signed by the Party to be charged with such waiver.

Section 12.7. Governing Law; Jurisdiction.

(a)THIS AGREEMENT, AND ALL ACTIONS, CAUSES OF ACTION, OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF, OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION, OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY ACTION, CAUSE OF ACTION, OR CLAIM OF ANY KIND BASED UPON, ARISING OUT OF, OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN, IN CONNECTION WITH, OR AS AN INDUCEMENT TO THIS AGREEMENT), WILL BE GOVERNED BY, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING WITHOUT LIMITATION TEXAS LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF AND AVAILABLE REMEDIES, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)EACH PARTY AGREES THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL BE IN ANY STATE OR FEDERAL COURT IN HARRIS COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES FURTHER AGREE THAT THE PARTIES WILL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 12.7(b).

(d)Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any court referred to in Section 12.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 12.8. Jury Waiver. TO THE EXTENT NOT PROHIBITED BY LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, THE RIGHT TO A JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 12.9. No Third Party Beneficiaries. Except for the Persons indemnified hereunder including Section 6.3(c), Section 6.16, Section 6.19 and Article 11 and except as otherwise provided in this Agreement including Section 12.19, this Agreement is for the sole benefit of the Parties and will not inure to the benefit of any other Person whomsoever or whatsoever, it being the intention of the Parties that no third Person will be deemed a third party beneficiary to this Agreement.

Section 12.10. Further Assurances. Subject to the terms and conditions set forth in this Agreement, each Party will take such acts and execute and deliver such documents as may be reasonably required to effectuate the purposes of this Agreement; provided, however, that no such act or document shall increase a Party’s liabilities or obligations, or decrease its rights or benefits, under this Agreement or any Transaction Document. If Seller is unable to deliver originals of all certificates of title to the Assigned Vehicles to Buyer at Closing, Seller will use its reasonable best efforts after Closing to promptly obtain and deliver any remaining originals of certificates of title to the Assigned Vehicles, duly endorsed for transfer by the Seller or Martin Transport, as applicable.

Section 12.11. Expenses. Except as otherwise expressly provided herein, each Party will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers, accountants and other Representatives.

Section 12.12. Entire Agreement. This Agreement (together with the Schedules and Exhibits attached hereto), the Confidentiality Agreement, and the other Transaction Documents, constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby and thereby. The Parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Membership Interests exclusively in contract pursuant to the express terms and provisions of this Agreement. The Parties expressly disclaim they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, and each acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiation.

Section 12.13. Schedules. The Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent. Additionally, for each section of the Schedules, the mere inclusion of an item in such section of the Schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such section of the Schedules, that such information is required to be listed in such section of the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect that such item actually constitutes noncompliance with, or a violation of, any Law, Governmental Authorization or Material Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a section of the Schedules is or is not material for purposes of this Agreement; furthermore, without limiting the generality of the foregoing, the mere inclusion of a contract on Schedule 3.15(a) does not mean that such contract is a Material Contract. Capitalized terms used in the Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

Section 12.14. Headings. The table of contents, headings and captions in this Agreement have been inserted for convenience of reference only and will not define or limit any of the terms and provisions hereof.

Section 12.15. Rights and Remedies. Except as otherwise provided in this Agreement, each Party reserves to itself all rights, counterclaims, other remedies, and defenses to which such Party is or may be entitled arising from or out of this Agreement or as otherwise provided by Law.

Section 12.16. Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event that the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party will be entitled, subject to compliance with Section 12.7, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled under this Agreement.

Section 12.17. No Inducements. No director, employee, or agent of any Party will give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Agreement.

Section 12.18. No Partnership. Nothing contained in this Agreement will be construed to create an association, trust, partnership or joint venture or impose a trust, fiduciary, or partnership duty, obligation, or liability on or with regard to either Party.

Section 12.19. Conflict Waiver; Attorney-Client Privilege. Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, shareholders, partners, officers, employees and Affiliates, that:

(a)Locke Lord LLP has acted as counsel to the Seller and its Affiliates (individually and collectively, the “Seller Group”), and the Acquired Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Buyer agrees, and shall cause the Acquired Companies to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Acquired Companies by Locke Lord LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude the Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)The Buyer shall not, and shall cause the Acquired Companies not to, seek or have the Seller Group Law Firm disqualified from any such representation based upon the prior representation of the Acquired Companies by the Seller Group Law Firm. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 12.19 shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(c)All communications between the Seller Group or the Acquired Companies, on the one hand, and the Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by the Buyer or the Acquired Companies. Accordingly, the Buyer and the Acquired Companies shall not have access to any Privileged Communications or to the files of the Seller Group Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not the Buyer or the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Buyer or the Acquired Companies shall be a holder thereof, (ii) to the extent that files of the Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and neither the Buyer nor the Acquired Companies) shall hold such property rights and (iii) Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or the Acquired Companies by reason of any attorney-client relationship between the Seller Group Law Firm and the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or its Affiliates (including the Acquired Companies), on the one hand, and a third party other than any of the Seller Group, on the other hand, the Buyer and its Affiliates (including the Acquired Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer nor any of its Affiliates (including the Acquired Companies) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld. In the event that the Buyer or any of its Affiliates (including any of the Acquired Companies) is legally required by an Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the written opinion of the Buyer’s counsel, then the Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Seller in writing so that the Seller can seek a protective order.

(d)This Section is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section 12.19 shall be irrevocable, and no term of this Section 12.19 may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

Section 12.20. Non-Recourse. Except as otherwise provided in Section 6.7 and Section 6.16, or in the Equity Commitment Letter, this Agreement may only be enforced against, and any claim or cause of action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement, along with the Buyer Parent and Seller Parent (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. Except as provided in the Equity Commitment Letter, no Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, except with respect to the Equity Commitment Letter, (a) each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and other obligations and liabilities against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

BUYER:

HARTREE CARDINAL GAS, LLC,
a Delaware limited liability company

By: /s/ Scott Levy
Name:     Scott Levy
Title:        Managing Director

SOLELY FOR PURPOSES OF SECTION 6.7(a) HEREOF:

BUYER PARENT:

HARTREE BULK STORAGE, LLC,
a Delaware limited liability company

By:      /s/ J.G. Merison
Name:     J.G. Merison
Title: Managing Director

SELLER:
CARDINAL GAS STORAGE PARTNERS LLC,
a Delaware limited liability company

By:         /s/ Robert D. Bondurant
Name: Robert D. Bondurant
Title:         Executive Vice President

SOLELY FOR PURPOSES OF SECTION 6.7(b) HEREOF:

SELLER PARENT:

MARTIN MIDSTREAM PARTNERS L.P.,
a Delaware limited partnership

By: Martin Midstream GP LLC, its general partner

By:         /s/ Robert D. Bondurant
Name: Robert D. Bondurant
Title:         Executive Vice President

EXHIBIT A
DEFINED TERMS

As used in the Membership Interest Purchase Agreement to which this Exhibit A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“2019 Budget” means the budget for capital expenditures set forth on Schedule 1.1(c).

“Accountant” has the meaning provided such term in Section 2.3(d).

“Acquired Company” means each of Arcadia, Cadeville Gas Storage LLC, a Delaware limited liability company, Monroe Gas Storage Company, LLC, a Delaware limited liability company, and Perryville Gas Storage LLC, a Delaware limited liability company and “Acquired Companies” means the foregoing collectively.

“Acquisition Proposal” has the meaning provided such term in Section 6.12.

“Adjustment Amount” has the meaning provided such term in Exhibit B.

“Adjustment Notice” has the meaning provided such term in Section 2.3(b).

“Administrative Agent” means the administrative agent under the Martin Credit Agreement.

“Administrative Agent Consent” has the meaning provided such term in Section 7.1(f).

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including voting securities, by contract or agency or otherwise.

“Agreement” has the meaning provided such term in the Preamble.
“Allocation Schedule” has the meaning provided such term in Section 2.4(b).

“American Senterfitt” means American Senterfitt Insurance Company.
“Arcadia” means Arcadia Gas Storage, LLC, a Texas limited liability company.
“Arcadia Brine Release” has the meaning provided such term in Section 11.2(d).

“Arcadia Documentation” has the meaning provided such term in Section 6.24(c).

“Arcadia Insurance Proceeding” means the Legal Proceeding styled as Arcadia Gas Storage, LLC v. Underwriters at Lloyd’s of London Syndicate 2987, et al., Subscribing to Policy No. NG01119A, Cause No. 6:18-CV-01521-MJJ-PJH, pending in the United States District Court for the Western District of Louisiana and any other claims or rights of the Seller Group (including the Acquired Companies) arising out of, resulting from or related to such Legal Proceeding.

“Arcadia Proceedings” has the meaning provided such term in Section 6.24(c).

“Asserted Liability” has the meaning provided such term in Section 11.5(a).

“Assigned Assets” has the meaning set forth in Section 6.22(a).

“Assigned Contract” has the meaning set forth in Section 3.15(b).

“Assigned Vehicles” means, collectively, those vehicles set forth on Schedule 6.22.

“Base Gas” means gas owned by the Acquired Companies and utilized in the Company Business.

“Benefit Plans” means (a) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not tax-qualified, subject to ERISA or written), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (b) any compensation arrangement, plan, policy or program, whether written or unwritten or funded or unfunded; and/or any other pension, benefit, retirement, compensation, employment, profit-sharing, bonus, incentive compensation, performance award, deferred compensation, vacation, sick pay, paid time off, stock purchase, stock option, phantom equity, equity or equity-based award, plan or benefit, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control, retention, severance or fringe benefit, including any employment agreements, in each case, that is established, maintained, contributed to or required to be contributed to or sponsored by the Seller or any Affiliate, including any ERISA Affiliate on behalf of any of the Business Employees and in which a Business Employee or a dependent or spouse of a Business Employee is covered.

“Break Up Fee” has the meaning provided such term in Section 10.3(a).

“Brine Servitude Agreement” has the meaning set forth in Section 8.2(h).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Business Employees” means each employee of Seller or its Affiliates who primarily devotes his or her working time to the assets of the Acquired Companies, together with individuals who are hired in respect of the Company Business after the date hereof and prior to the Closing.

“Buyer” has the meaning provided such term in the Preamble.

“Buyer Benefit Plans” means (a) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (whether or not tax-qualified, subject to ERISA or written), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (b) any compensation arrangement, plan, policy or program, whether written or unwritten or funded or unfunded; and/or any other pension, benefit, retirement, compensation, employment, profit-sharing, bonus, incentive compensation, performance award, deferred compensation, vacation, sick pay, paid time off, stock purchase, stock option, phantom equity, equity or equity-based award, plan or benefit, unemployment, hospitalization or other medical, life insurance, long- or short-term disability, change of control, retention, severance or fringe benefit, including any employment agreements, in each case, that is established, maintained, contributed to or required to be contributed to or sponsored by Buyer or any of its Affiliates.

“Buyer Guaranteed Obligations” has the meaning provided such term in Section 6.7(a)(i).

“Buyer Indemnified Parties” has the meaning provided such term in Section 11.2.

“Buyer Parent” has the meaning provided such term in the Preamble.

“Buyer Parent Guarantee” has the meaning provided such term in Section 6.7(a)(i).

“Buyer Required Governmental Authorizations” has the meaning provided such term in Section 5.3(a).

“Buyer 401(k) Plan” has the meaning provided such term in Section 6.13(e).

“CapEx Adjustment Amount” has the meaning provided such term in Exhibit B.

“Capital Expenditures” has the meaning provided such term in Exhibit B.

“Casualty Loss” has the meaning given to it in Section 9.1.

“Cause” has the meaning provided such term in Section 6.13(c).
“Claim” means any demand, claim, action, investigation or Legal Proceeding.
“Claim Notice” has the meaning provided such term in Section 11.5(a).

“Closing” has the meaning provided such term in Section 8.1.

“Closing Amount” has the meaning provided such term in Section 2.2(c).

“Closing Date” has the meaning provided such term in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” means the Personal Property, the Real Property, Permits and Contracts and all other properties, assets and rights of the Acquired Companies, of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed.

“Company Business” means owning, maintaining and operating the Company Assets. “Company Guarantees” means those guarantees, letters of credit, bonds (including performance bonds), sureties and other forms of credit support or assurances provided by Seller or any of its Affiliates in support of obligations of any Acquired Company or with respect to the Company Business.

“Company Required Governmental Authorizations” has the meaning provided such term in Section 3.4(a).

“Company Transaction Expense Amount” has the meaning provided such term in Exhibit B.

“Confidentiality Agreement” means that certain Letter Agreement re: Confidentiality Agreement, dated March 14, 2019, between Seller and Hartree Partners, LP.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes (including any affiliated group within the meaning of Section 1504 of the Code) electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or legally binding agreement (whether written or oral).

“Contracting Parties” has the meaning provided such term in Section 12.20.

“Current Assets” has the meaning provided such term in Exhibit B.

“Current Liabilities” has the meaning provided such term in Exhibit B.

“D&O Indemnified Persons” has the meaning provided such term in Section 6.16(b).

“D&O Insurance Policy(ies)” has the meaning provided such term in Section 6.16(a).

“De Minimis Loss” has the meaning provided such term in Section 11.4(a).

“Deductible” has the meaning provided such term in Section 11.4(a).

“Determination Date” has the meaning provided such term in Section 2.3(d).

“Direct Claim” has the meaning provided such term in Section 11.5(d).

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Information” has the meaning provided such term in Section 6.17(c).

“Easements” has the meaning provided such term in Section 3.9(c).

“Environmental Law” means any and all Laws in effect on the Execution Date pertaining to or regulating protection of the environment (including air, water, soil, sediment and natural environmental resources), pollution, natural resource damages, endangered or protected species, waste management, the Release, remediation, removal, disposal or, in connection with protection of the environment or to prevent pollution, the use, storage, generation, treatment, or transport of a Hazardous Substance, including: the

Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Section 300f et seq.; and any analogous state or local Laws, and the regulations promulgated pursuant thereto.

“Environmental Permits” means any federal, state, local, provincial, foreign, or other permit, license, approval, consent or authorization issued or required by any Governmental Authority under or in connection with any Environmental Laws.

“Equity Commitment Letter” has the meaning provided such term in Section 5.7(b).

“Equity Financing” has the meaning provided such term in Section 5.7(b).

“Equity Financing Conditions” has the meaning provided such term in Section 5.7(c).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” as applied to any Person, means:
(a)any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member;

(b)any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member;

(c)any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person is a member; and

(d)any Person under common control with the Seller that could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA.

“Estimated Adjustment Amount” has the meaning provided such term in Section 2.3(a).

“Execution Date” has the meaning provided such term in the Preamble.

“Final Adjustment Amount” has the meaning provided such term in Section 2.3(b).

“Financial Statements” has the meaning provided such term in Section 3.6(a).

“Fraud” means (a) a false representation of a material fact, (b) made with knowledge or belief of its falsity, (c) with the intent of inducing the other Person to act, or refrain from acting, and (d) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude constructive fraud.

“Fundamental Representations” means the representations and warranties contained in Section 3.1 (“Due Organization; Qualification”), Section 3.2 (“Capitalization; Subsidiaries”), Section 3.3

(“Indebtedness”), Section 3.4(b)(i) (“No Conflict”), Section 3.18 (“Related Party Transactions”), Section 3.19 (“Brokers’ Fees”), Section 4.1 (“Due Organization; Authority”), Section 4.2 (“Authorization; Enforceability”), Section 4.3(b)(i) (“No Conflict”), Section 4.4 (“Ownership of Membership Interests”), Section 5.1 (“Due Organization; Authority”), Section 5.2 (“Authorization; Enforceability”), Section 5.3(b)(i) (“No Conflict”), and Section 5.5 (“Brokers’ Fees”).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Godeaux Proceeding” means the Legal Proceeding styled as Anthony Godeaux, et al. v. Arcadia Gas Storage, LLC, et al., Cause No. 45-104, pending in the 2nd Judicial District Court, Bienville Parish, Louisiana.

“Godeaux Proceeds” has the meaning provided such term in Section 6.24(b).

“Governmental Authority” means any court, governmental department, commission, council, board, agency, bureau, arbitral tribunal or other instrumentality of the United States, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof.

“Governmental Authorization” means any franchise, permit, license, authorization, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by any Governmental Authority.

“Hazardous Substance” means any substance that is listed, designated, defined, or regulated as a “hazardous material,” “hazardous waste,” “hazardous substance,” or “toxic substance,” or otherwise classified or designated by a Governmental Authority as a pollutant, contaminant, or as hazardous or toxic (including asbestos, polychlorinated biphenyls, any crude petroleum and its fractions or derivatives thereof when Released into the environment).

“Hire Date” has the meaning provided such term in Section 6.13(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

“Indebtedness” means, with respect to any specified Person (a) borrowed money indebtedness, including principal, interest and any prepayment penalties, expenses, or fees thereon, created, issued, or incurred by such Person (whether or not evidenced by loan, note, bond, debenture, security or the issuance and sale of debt securities or the sale of property to another Person subject to a Contract); (b) obligations with respect to letters of credit, bank guarantees, surety bonds, and performance bonds, whether or not matured; (c) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (d) indebtedness secured by a lien (other than a Permitted Lien) on the property of such Person; and (e) indebtedness of others of the type described in clauses (a) through (d) and (f) through (h) guaranteed by such Person; (f) liabilities or obligations for the deferred purchase price of property or services with respect to which any of the Acquired Companies is liable, contingently or otherwise, as obligor or otherwise, including any earnout or other deferred purchase price liabilities (excluding trade payables other similar liabilities or obligations incurred in the ordinary course of business), (g) all net cash payment obligations under swaps, options, derivatives and other hedging agreements or similar arrangements that will be payable upon termination thereof (assuming they were terminated as of such date); and (h) due and unpaid prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness described in the foregoing clauses.

“Indemnity Cap” has the meaning provided such term in Section 11.4(b).

“Inspection Indemnitees” has the meaning provided such term in Section 6.3(c).

“Intellectual Property” means the following intellectual property rights, both statutory and under common law, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Financial Statements” has the meaning provided such term in Section 3.6(a)(ii).

“Knowledge” means: (a) with respect to the Seller, the actual knowledge, without investigation or further inquiry (except as provided below), and with respect to any matters related to litigation, investigations of any Governmental Authority, compliance with Laws or compliance with Environmental Laws, with reasonable inquiry, of the natural Persons identified on Schedule 1.1(a) as “Seller’s Persons with Knowledge” and (b) with respect to the Buyer, the actual knowledge, without investigation or further inquiry, of the natural Persons identified on Schedule 1.1(a) as “Buyer’s Persons with Knowledge.”

“Law” means all applicable laws, statutes, rules, regulations, codes, ordinances, Governmental Authorizations and Orders having jurisdiction over the assets or the properties of any Party and the operations thereof.

“Leased Real Property” has the meaning provided such term in Section 3.9(b).

“Lenders” means the lenders that are parties to the Martin Credit Agreement.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) by or before any Governmental Authority, arbitrator or arbitration authority.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, assessment, security interest, lien, option, purchase right, transfer restriction, right of first refusal, right of first offer, or other similar encumbrance or interest.

“Lien Release Amount” means the minimum Dollar amount to be paid to the Lenders or Administrative Agent as set forth in the Lien Release Letter.

“Lien Release Letter” means a duly executed letter setting forth the minimum amount to be paid to the Lenders or Administrative Agent necessary to release all Liens on the Membership Interests and the Company Assets filed in connection with the Martin Credit Agreement.

“Loss” means any and all Claims, judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies and expenses (including reasonable fees of attorneys, accountants and other experts and other costs and expenses of litigating or enforcing any rights to indemnification hereunder). For all purposes in this Agreement, the term “Losses” will not include any Non-Reimbursable Damages.

“Martin 401(k) Plan” has the meaning provided such term in Section 6.13(e).

“Martin Assignment and Assumption Agreements” means, collectively, the Assignment and Assumption Agreements by and among Seller, MRMC and/or Martin Transport, as applicable, and the applicable Acquired Company, effecting the assignment and assumption of the Contracts, Assigned Vehicles and other assets set forth on Schedule 6.22, in each case, in the form attached hereto as Exhibit C.

“Martin Credit Agreement” that certain Third Amended and Restated Credit Agreement, dated as of March 28, 2013, among Martin Midstream Partners L.P., Martin Operating Partnership L.P., Royal Bank of Canada and other lenders as set forth therein, as amended.

“Martin Transport” means Martin Transport, Inc., a Delaware corporation.

“Material Adverse Effect” means a change, effect, event, circumstance, development or occurrence that, individually or in the aggregate with all other such changes, effects, events, circumstances or developments and occurrences, is materially adverse to the properties, financial condition or results of operations of the Acquired Companies, taken as a whole (calculated net of insurance proceeds) or the validity or enforceability of this Agreement; provided, however, that in no event will any change, effect, event, circumstance, development or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any actions expressly required by this Agreement (but not any underlying items related thereto) or the pendency or announcement thereof (including any loss of, or adverse change in, the relationship of the Acquired Companies with its respective customers or employees), (b) the attrition of employees or other service providers, (c) any matters reflected in the Final Adjustment Amount, (d) changes or conditions affecting the industry in which the Acquired Companies operate, (e) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (f) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, (g) fluctuations in currency exchange rates, (h) acts of war, insurrection, sabotage or terrorism (including cyberterrorism), the outbreak, engagement or escalation of hostilities involving the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, the declaration by the United States of a national emergency or war, the occurrence of any natural disasters, or national or international political or social actions or conditions, including any crisis affecting public health, safety or welfare, (i) any act or omission to act by the Seller or an Acquired Company taken (or omitted to be taken) at the request of, or with the consent or waiver of, the Buyer or its Affiliates, (j) any act or omission to act by the Buyer or any of its Affiliates, or (k) any failure of an Acquired Company to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period; provided, further, that any change, effect, event, development, circumstance or occurrence referred to in the immediately preceding clauses (d), (e), (f), (g) and (h) will be taken into account for purposes of determining whether there has been a Material Adverse Effect only to the extent such change, effect, event or occurrence adversely affects the Acquired Companies, taken as a whole, in a disproportionately adverse manner relative to other companies operating in the industries in which the Acquired Companies operate.

“Material Contracts” has the meaning provided such term in Section 3.15(a).

“Membership Interest Assignment Agreement” means the Membership Interest Assignment Agreement by and between the Seller and the Buyer, effecting the sale and assignment by the Seller to the Buyer of the Membership Interests, in the form attached hereto as Exhibit D.

“Membership Interests” has the meaning provided such term in the Recitals.

“Monroe Bonds” means the Cash Bond, dated February 20, 2019, of Monroe Gas Storage, LLC, as the principal, and American Senterfitt, as the surety, submitted to the Circuit Court of Monroe County, Mississippi in connection with the Monroe Tax Proceedings, and any other bonds issued by Monroe Gas Storage Company, LLC, American Senterfitt or any of their Affiliates, as principal or surety, arising out of or with respect to the Monroe Tax Proceedings.

“Monroe Tax Proceedings” means the Legal Proceedings styled as (a) Monroe Gas Storage, LLC vs. Mitzi Faulkner Presley, In Her Official Capacity of Tax Assessor of Monroe County, Mississippi and Monroe County, Mississippi; In the Circuit Court of Monroe County, Mississippi; Cause No. 2014-313-PFM; (b) Monroe Gas Storage, LLC v. Mitzi Faulkner Presley, In the Official Capacity of Tax Assessor of Monroe County, Mississippi and Monroe County, Mississippi; In the Circuit Court of Monroe County, Mississippi; Cause No. 2015-364-PFM; (c) Monroe Gas Storage, LLC v. Mitzi Faulkner Presley, In the Official Capacity of Tax Assessor of Monroe County, Mississippi and Monroe County, Mississippi; In the Circuit Court of Monroe County, Mississippi; Cause No. 2017-059-PFM; (d) Monroe Gas Storage, LLC v. Mitzi Faulkner Presley, In the Official Capacity of Tax Assessor of Monroe County, Mississippi and Monroe County, Mississippi; In the Circuit Court of Monroe County, Mississippi; Cause No. 2018-044-GM; and (e) Monroe Gas Storage, LLC v. Mitzi Faulkner Presley, In the Official Capacity of Tax Assessor of Monroe County, Mississippi and Monroe County, Mississippi; In the Circuit Court of Monroe County, Mississippi; Cause No. 2019-064-RM.

“MRMC” means Martin Resource Management Corporation, a Texas corporation.
“Net Working Capital” has the meaning provided such term in Exhibit B.

“Nonparty Affiliate” has the meaning provided such term in Section 12.20.

“Non-Reimbursable Damages” has the meaning provided such term in Section 11.6(c).

“NWC Adjustment Amount” has the meaning provided such term in Exhibit B.

“Order” means any order, judgment, injunction, award, decree, or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, and resolving Claims by, any Governmental Authority.

“Organizational Documents” means any charters, articles of incorporation, certificates of incorporation, certificates of formation, articles of association, bylaws, operating agreements, certificates of limited partnership, partnership agreements, limited liability company agreements, regulations, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.

“Outside Date” means June 28, 2019; provided, however (a) that if (i) the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to such date, (ii) the conditions set forth in Section 7.1(f) or Section 7.2(f) have not been satisfied, and/or (iii) the Lien Release Letter has not been delivered, but all other conditions to Closing shall have been satisfied or waived, then the Outside Date will automatically be extended until July 31, 2019, (b) that if the applicable waiting periods (and any extensions thereof) under the HSR Act have not expired or otherwise been terminated on or prior to July 31, 2019, but all other conditions to Closing shall have been satisfied or waived, then the Outside Date will automatically be extended past July 31, 2019 to September 30, 2019.

“Owned Real Property” has the meaning provided such term in Section 3.9(a).

“Party” or “Parties” has the meaning provided such term in the Preamble.

“Permits” means all permits, licenses or authorizations from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes that either are not yet delinquent or are being contested in good faith by appropriate proceedings, including Liens filed in connection with the Monroe Tax Proceedings, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, (c) public roads and highways, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) Liens and other rights reserved by or in favor of (a) any landlord under a Real Property Lease or (ii) any grantor under the instrument creating or vesting title in and to any Owned Real Property or Easement, (g) other Liens arising in the ordinary course of business and not incurred in connection with the incurrence of Indebtedness to the extent that adequate reserves for such Liens have been reflected on the most recent balance sheet of the Acquired Companies, (h) Liens contained in the Organizational Documents of an Acquired Company, (i) Liens created by the Buyer or its Affiliates, (j) Liens securing obligations reflected as liabilities in the Financial Statements or referred to in notes to the Financial Statements, (k) with respect to the Real Property: (i) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Real Property and not violated by the current use and operation of the Real Property, (ii) covenants, conditions, restrictions, easements and other similar matters that would be disclosed by an inspection or accurate survey of any parcel of Real Property; provided that such covenants, conditions, restrictions, easements and other similar matters, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Real Property for purposes of the Company Business, (iii) all matters, both general and specific, that are disclosed in any title policies insuring Real Property or any commitments therefor that have been made available to Buyer or obtained by or on behalf of Buyer, and (iv) any easement, encroachment, restriction, right-of-way and any other non-monetary title defect, whether or not of record; provided that, any such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Real Property for purposes of the Company Business, (l) Released Liens, and (m) those matters identified on Schedule 1.1(b).

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority or political subdivision thereof.

“Personal Property” means the personal property interests owned by the Acquired Companies and located on, over or across the Real Property, but specifically excluding the Real Property itself.

“Post-Closing Statement” has the meaning provided such term in Section 2.3(b).

“Pre-Closing Period” shall mean any Tax period ending prior to the Closing Date.

“Preliminary Settlement Statement” has the meaning provided such term in Section 2.3(a).

“Privileged Communications” has the meaning provided such term in Section 12.19(c).

“Purchase Price” has the meaning provided such term in Section 2.2.

“Raines Employment Agreement” means that certain Employment Agreement, dated January 11, 2013, by and between Robert B. Raines, Jr. and MRMC.

“Raines Notice” has the meaning provided such term in Section 6.22(b).

“Real Property” means the Owned Real Property, the Leased Real Property and the Easements, collectively.

“Real Property Leases” has the meaning provided such term in Section 3.9(b).

“Records” has the meaning provided such term in Section 6.14.

“Reference Balance Sheet Date” has the meaning provided such term in Section 3.6(a)(i).

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, depositing, discarding, abandoning, migrating, seeping, dumping or disposing of Hazardous Substances into ambient air, surface water, groundwater or soil, sediment or land, including land surface or sub-surface, but shall not include the storage, presence, or placement of natural gas in underground caverns or reservoirs in the ordinary course of the conduct of the Company Business.

“Released Liens” means Liens that shall be released, waived or otherwise terminated in connection with the Closing, including all Liens to be released pursuant to the Lien Release Letter.

“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees or professional advisors (including attorneys, accountants, consultants, bankers and financial advisors).

“Resolution Period” has the meaning provided such term in Section 2.3(b).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“RLI Bonds” has the meaning provided such term in Section 6.19(a).

“Schedules” means the schedules attached to this Agreement.

“Schedule Supplement” has the meaning provided such term in Section 6.20.

“Seller” has the meaning provided such term in the Preamble.

“Seller Consolidated Group” means any Consolidated Group of which each of (i) an Acquired Company and (ii) Seller or an Affiliate of Seller (other than an Acquired Company), is or was a member on or prior to the Closing Date.
“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.
“Seller Group” has the meaning provided such term in Section 12.19(a).

“Seller Group Law Firm” has the meaning provided such term in Section 12.19(a).

“Seller Guaranteed Obligations” has the meaning provided such term in Section 6.7(b).

“Seller Insurance Policies” has the meaning provided such term in Section 6.15(a).

“Seller Parent” has the meaning provided such term in the Preamble.

“Seller Parent Guarantee” has the meaning provided such term in Section 6.7(b).

“Seller Required Governmental Authorizations” has the meaning provided such term in Section 4.3(a).

“Seller Taxes” means any and all Taxes (a) imposed on an Acquired Company or for which an Acquired Company may otherwise be liable for any Pre-Closing Period and for the portion of any Straddle Period ending immediately prior to the Closing Date (determined in accordance with Section 6.8(d)), (b) of any Consolidated Group (or any member thereof, other than an Acquired Company) of which an Acquired Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; or (c) of any other Person for which an Acquired Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; provided that Seller Taxes will not include any Taxes (i) taken into account as Current Liabilities in the final determination of the Final Adjustment Amount, (ii) that result from any action taken on the Closing Date by, or at the direction of, the Buyer outside the ordinary course of business or (iii) that are Transfer Taxes.

“Seller’s Marks” has the meaning provided such term in Section 6.21(a).

“Straddle Period” means any taxable period beginning before the Closing Date and ending on or after the Closing Date.

“Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or managers or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Taking” has the meaning given to it in Section 9.1.

“Target NWC” has the meaning provided such term in Exhibit B.

“Tax Proceeding” means any audit, litigation or other Legal Proceeding concerning taxes.

“Tax Refunds” has the meaning provided such term in Section 6.9.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any United States federal, state, local, and foreign taxes, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, occupational, premium, severance, actual or estimated, or other similar taxes, including any interest, penalty or addition thereto.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or is charged with the collection, assessment, or imposition of such Tax.

“Transaction Documents” means (a) this Agreement, (b) the Confidentiality Agreement, (c) the Equity Commitment Letter, (d) the Martin Assignment and Assumption Agreements, (e) the Membership Interest Assignment Agreement, (f) the Transition Services Agreement, and (g) any other agreement or document that may be required to be executed to consummate the transactions contemplated hereby or thereby.

“Transaction Expenses” has the meaning provided such term in Exhibit B.

“Transfer Taxes” has the meaning provided such term in Section 6.6.

“Transferred Employees” has the meaning provided such term in Section 6.13(a).

“Transition Services Agreement” means the Transition Services Agreement by and between MRMC and the Buyer, effecting the transition services to be provided by MRMC to Buyer, in the form attached hereto as Exhibit E.

“Treasury Regulation” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provision of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Vehicle Buyout Amount” has the meaning provided such term in Section 6.22(a).

“WARN Act” shall mean the United States Worker Adjustment and Retraining Notification Act, as amended, and similar state Laws.

“Water Servitude Agreement” has the meaning set forth in Section 8.2(h).

“Willful Misconduct” means a material breach that is a consequence of an action undertaken or failure to act by the breaching Party with the actual knowledge (without investigation or further inquiry) that the taking of such action or such failure to act would constitute a material breach of this Agreement.

EXHIBIT B
CALCULATION OF ADJUSTMENT AMOUNT

This Exhibit B (this “Exhibit”) sets forth the methods, definitions and accounting principles for calculating the Adjustment Amount for purposes of both determining the Purchase Price and any post-Closing adjustments to the Purchase Price as set forth in Section 2.3 of the Membership Interest Purchase Agreement (the “Agreement”), dated as of June 7, 2019, by and among Hartree Cardinal Gas, LLC, a Delaware limited liability company (the “Buyer”), Cardinal Gas Storage Partners LLC, a Delaware limited liability company (the “Seller”), solely for purposes of Section 6.7(a) therein, Hartree Bulk Storage, LLC, a Delaware limited liability company (the “Buyer Parent”), and solely for purposes of Section 6.7(b) therein, Martin Midstream Partners L.P., a Delaware limited partnership (the “Seller Parent”), to which this Exhibit is attached. Capitalized terms used in this Exhibit but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Section 1.1 Calculation of Adjustment Amount.

(a)
The “Adjustment Amount” is an amount of Dollars (expressed as a positive or a negative number, as applicable) as of 11:59 p.m. Central Time on the Closing Date equal to (i) the NWC Adjustment Amount, minus (ii) the Company Transaction Expense Amount, plus (iii) the Acquired Companies’ cash and cash equivalents (excluding restricted cash and outstanding checks) on hand at Closing, plus (iv) the CapEx Adjustment Amount, minus (v) the aggregated Indebtedness of the Acquired Companies as of Closing (excluding the Indebtedness set forth on Exhibit B-1, and the Lien Release Amount) and minus (vi) the Lien Release Amount.

(b)
The “CapEx Adjustment Amount” is an amount of Dollars equal to the aggregate Capital Expenditures actually paid by the Acquired Companies for the period of time beginning at 12:01 a.m. Central Time on March 31, 2019, and ending at 11:59 p.m. Central Time on the Closing Date.

(c)
All calculations performed in this Section 1.1 of this Exhibit will strictly adhere to the accounting principles set forth in Section 1.2 of this Exhibit and utilize the form of Settlement Statement set forth in Section 1.3 of this Exhibit. All estimated amounts referenced in the following defined terms shall be determined in accordance with Section 2.3 of the Agreement. As used herein, the following terms will have the following meanings:

(i)	“Capital Expenditures” means (i) to the extent approved in writing by the Buyer, growth capital expenditures with respect to the Company Assets made by any Acquired Company in furtherance of construction, connection, development, completion or expansion of the Company Assets and (ii) maintenance capital expenditures with respect to the Company Assets solely to the extent such maintenance capital expenditures are not in excess of the amounts set forth in the 2019 Budget.

(ii)	“Company Transaction Expense Amount” means the aggregate amount of all Transaction Expenses that remain unpaid immediately prior to Closing.

(iii)
“Current Assets” means total current assets (including accounts receivable and inventory) of the Acquired Companies (and including current assets of the Seller, but only to the extent assigned to an Acquired Company at Closing pursuant to Section 6.22(a)) as determined in accordance with GAAP, subject to the exceptions set forth on Schedule 3.6(b), applied in a manner consistent with the Acquired Companies’ past practices, including preparation of the Financial Statements; provided that “Current Assets” shall not include (A) any Tax assets, (B) cash and cash equivalents, (C) insurance receivable related to the Arcadia Insurance Proceeding, (D) insurance receivable related to the Arcadia Brine Release and (E) any intercompany receivables. For illustrative purposes, a sample calculation of Current Assets as of the Reference Balance Sheet Date is set forth in Section 1.4 of this Exhibit B.

(iv)
“Current Liabilities” means total current liabilities of the Acquired Companies (and including current liabilities of the Seller, but only to the extent assigned to an Acquired Company at Closing pursuant to Section 6.22(a)) as determined in accordance with GAAP, subject to the exceptions set forth on Schedule 3.6(b), applied in a manner consistent with the Acquired Companies’ past practices, including preparation of the Financial Statements, provided that “Current Liabilities” shall not include (A) any Tax liabilities or Seller Taxes, (B) any liabilities that constitute Capital Expenditures related to periods after March 31, 2019, (C) any Transaction Expenses, (D) any operating lease liabilities, (E) liabilities or accruals relating to the Arcadia Brine Release or the Godeaux Proceeding, (F) intercompany liabilities, (G) employee payroll or compensation related liabilities (other than vacation accruals that will be the responsibilities of the Acquired Companies and Buyer after Closing) and (H) Indebtedness. For illustrative purposes, a sample calculation of Current Assets as of the Reference Balance Sheet Date is set forth Section 1.4 of this Exhibit B.

(v)
“Net Working Capital” means, with respect to any time of determination, an amount of Dollars (expressed as a positive or negative number, as applicable) equal to (A) Current Assets of the    Acquired Companies minus (B) Current Liabilities of the Acquired Companies.

(vi)
“NWC Adjustment Amount” means an amount of Dollars (expressed as a positive or negative number, as applicable) equal to the amount by which the Net Working Capital is greater than or less than the Target NWC.

(vii)	“Target NWC” means $2,750,000.

(viii)
“Transaction Expenses” means the amounts payable by the Acquired Companies, if any, for all out-of-pocket costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement or the Closing of the transactions contemplated by this Agreement, including (A) all fees and expenses for legal counsel, investment bankers, accounting firms, and other professional advisors, and (B) any retention, bonus or similar compensatory amounts payable to any employees or service providers providing services to the Acquired Companies that become payable by any Acquired Company as a result of the consummation of the transactions contemplated hereby.

Section 1.2 Accounting Principles.

The calculations contemplated by this Exhibit shall be prepared in a manner consistent with and using GAAP, subject to the exceptions set forth on Schedule 3.6(b). All amounts are denominated in Dollars.

Section 1.3 Preliminary Settlement Statement and Post-Closing Settlement Statement.

The form of Settlement Statement follows on the next page.

Section 1.4 Sample Calculation of Current Assets and Current Liabilities.

Current Assets	3/31/2019
Equals: Total current assets of Acquired Companies in accordance with GAAP (including accounts receivable and inventory	$9,247,750
Plus: Current Assets of Seller that are set forth on Schedule 6.22	1,000
Less: Tax Assets	—
Cash and Cash Equivalents	—
Insurance Receivable related to the Arcadia Insurance Proceeding	(4,213,244)
Insurance Receivable related to the Arcadia Brine Release	—
Intercompany Receivables	—
Total Current Assets	$5,035,507

Current Liabilities
Equals: Total current liabilities of Acquired Companies in accordance with GAAP	$1,478,869
Plus: Current liabilities of Seller that are set forth on Schedule 6.22	1,118,287
Accrued Vacation	324,071
Less: Tax Liabilities	(561,198)
Transaction Expenses	—
Operating Lease Liabilities	(108,147)
Liabilities or accruals relating to the Arcadia Brine Release and Godeaux Proceeding	—
Capital Expenditures	—
Intercompany Liabilities	—
Employee Payroll of Compensation Liabilities	(1,078,446)
Indebtedness	—
Total Current Liabilities	$1,173,435

NWC	3,862,072

FORM OF SETTLEMENT STATEMENT

Closing Amount Calculation
Purchase Price	$•
Estimated Adjustment Amount	$•
Closing Amount	$•

Adjustment Amount Calculation
CapEx Adjustment Amount	$•
Company Transaction Expense Amount	$•
NWC Adjustment Amount	$•
Cash and Cash Equivalents	$•
Aggregated Indebtedness (excluding items on Schedule B-1 and the Lien Release Amount)	$•
Lien Release Amount	$•
Adjustment Amount	$•

Difference between Estimated Adjustment Amount and Adjustment Amount
Estimated Adjustment Amount	$•
Adjustment Amount	$•
Difference	$•

CapEx Adjustment Amount Calculation	$•
CapEx Adjustment Amount	$•

Net Working Capital Calculation
Current Assets	$•
Current Liabilities	$•
Net Working Capital	$•

NWC Adjustment Amount (Difference between Net Working Capital and Target NWC)
Net Working Capital	$•
Target NWC	$•
NWC Adjustment Amount	$•

Company Transaction Expense Amount
Transaction Expenses	$•
Company Transaction Expense Amount	$•

EXHIBIT B-1

All Indebtedness on Schedule 3.3, plus any other bonds entered into in the ordinary course of business and with Buyer’s consent (not to be unreasonably withheld) securing obligations of the Acquired Companies.

EXHIBIT C

MARTIN ASSIGNMENT AND ASSUMPTION AGREEMENT

(Attached.)

EXHIBIT D

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

(Attached.)

EXHIBIT E

TRANSITION SERVICES AGREEMENT

(Attached.)

EXHIBIT F
AMENDED AFFILIATE CONTRACT TERMS
Brine Servitude Agreement Amendments

•	Add the following provision:

Arcadia Gas Storage LLC may terminate this Agreement for Arcadia’s convenience and without cause with an actual termination date on or after February 12, 2029 upon no less than three (3) years’ advance written notice to Martin Operating Partnership L.P.

•	Section 1.2(b) of the Brine Servitude Agreement will be replaced with the following:

The Parties hereby agree that the capacity usage of each Party of the Arcadia Brine Pond shall be as follows: Martin will have the right to use 56.67% of the volume of the Arcadia Brine Pond and Arcadia will have the right to use 43.33% of the volume of the Arcadia Brine Pond. If either Party requires additional volume over and above their respective shares, then the other Party may grant approval to the requesting Party via email, which approval shall not be unreasonably withheld, conditioned, or delayed. To the extent practicable, Martin shall provide Arcadia at least one (1) day’s advance written notice of any brine transfers to or from the Arcadia Brine Pond.

•	The first sentence of Section 1.2(g) of the Brine Servitude Agreement will be replaced with the following:

The Parties hereby agree that Arcadia will pay 43.33% and Martin will pay 56.67% of the costs of operating, maintaining, and repairing the Arcadia Brine Pond.

Water Servitude Agreement Amendments

•	Add the following provision:

Notwithstanding anything herein the contrary, this Agreement shall terminate upon the termination of that certain Brine Pond and SWD System Servitude Agreement dated effective June 1, 2019 and recorded on June 3, 2019 at Act No. 20191062 with the Clerk of Court of Bienville, Parish, Louisiana.